Form 10KSB, Exhibit 13
period 1996-06-30
KENTUCKY FIRST BANCORP INC
filed 1996-09-27
CIK 943891

                         KENTUCKY FIRST BANCORP. INC.
                                    <LOGO>






                                    ANNUAL
                                   ________


                                     1996
                                   ________

                                    REPORT

Dear Stockholders:

     We are very pleased to present Kentucky First Bancorp's Second Annual Report to Stockholders covering the fiscal year ended June 30, 1996.

     We were very satisfied with our first year of operations as a public company. Net earnings for fiscal 1996 totaled $849,000, or $.66 per share, representing a very solid increase of $370,000, or 77.2% over our fiscal 1995 results. The fiscal 1996 earnings improvement was primarily fueled by asset growth of $23.6 million, or 37.7% which translated into a $646,000, or 30.9%, increase in net interest income.

     We believe our success during the current fiscal year can be attributed to several key factors. First and foremost, it is your Board and management's opinion that consumers want the personalized service provided by an independent community financial institution. In this regard, your management implemented a marketing program during fiscal 1996 under the direction of the Bank's Vice-President and Marketing Officer, Diane Ritchie. Diane has spent an extensive amount of time in our market area promoting the Bank's services. We believe our loan growth rate during fiscal 1996 is a clear indicator of this program's success. In order to strengthen and accommodate our anticipated loan growth as a result of the foregoing efforts, we transferred Vice-President and Chief Lending Officer, Kevin Tolle to the Main Office, automated our loan origination process, and hired an additional loan officer. Finally, we are commencing substantial renovations to our Main Street Office.

     We are pleased with the manner in which the investment community has rewarded our hard work during fiscal 1996. Specifically, our charter stockholders have realized first year market value appreciation totaling 37% of their original investments based on the closing market value on June 28, 1996. Not complacent with our performance, we had previously announced our intent to distribute from $1.00 - $3.00 in nonrecurring tax free dividends if we receive a favorable ruling from the Internal Revenue Service (IRS). While there can be no assurances, our professionals advise us that the IRS decision on the matter is imminent. We will continue to advise you of the status of the special dividend as further information becomes available to us.

     Notwithstanding our accomplishments during the year, we continue to operate at a competitive disadvantage to our commercial banking competitors as a result of the significant disparity in the amount of federal deposit insurance premiums. We are cautiously optimistic that this significant competitive disadvantage will be eliminated during fiscal 1997, and that the financial services industry will shift once again toward a truly level paying field. However, there is no assurance that favorable legislation will be enacted in support of our beliefs.

     In summary, your Board and management remain ever-committed to maximizing the return on your investment in Kentucky First Bancorp. We look forward optimistically to fiscal 1997, and as always, ask you for your continued support.

Very truly yours,

/s/ Betty J. Long                          /s/ William D. Morris

Betty J. Long                              William D. Morris
President and Chief Executive Officer      Chairman of the Board

                          KENTUCKY FIRST BANCORP, INC.

     Kentucky First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in April 1995 at the direction of the Board of Directors of First Federal Savings Bank ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed August 28, 1995, with the Company issuing 1,388,625 shares of its common stock, par value $.01 per share (the "Common Stock") to the public, and the Bank issuing all of its issued and outstanding common stock to the Company. Prior to and since the Conversion, the Company had not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal, a portion of the net proceeds of the Conversion and a note receivable from the Employee Stock Ownership Plan of the Bank (the "ESOP"). The Company's principal business is the business of the Bank. At June 30, 1996, the Company had total assets of $86.3 million, deposits of $51.8 million, net loans receivable of $43.0 million and stockholders' equity of $19.3 million.

     As a savings and loan holding company, the Company is subject to regulations, supervision and examination by the Officer of Thrift Supervision of the Department of the Treasury (the "OTS").


                           FIRST FEDERAL SAVINGS BANK

     First Federal was formed in 1888 under the name of Cynthiana Building & Saving Association. In 1966 the Bank converted to a federally-chartered savings and loan association and adopted the name of First Federal Savings and Loan Association of Cynthiana. The Bank converted to a federally chartered savings bank under the name of First Federal Savings Bank in January 1988. The Bank operates two offices in Cynthiana, Kentucky. The Bank is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds by originating and purchasing loans secured by one- to four-family residential properties located in its market area, construction loans, commercial and multi-family mortgage loans, agricultural loans, commercial business loans and consumer loans. In addition to its lending activities, the Bank invests in mortgage-backed securities, U.S. Government and agency obligations, municipal obligations and other investments permitted by applicable law.

     First Federal's business strategy is to operate a well capitalized, profitable community savings association dedicated to financing home ownership in its market area and providing quality service to its customers. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits for each depositor. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 district banks comprising the FHLB System. The Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC. Such regulation is intended primarily for the protection of depositors.

     Both the Company's and First Federal's executive offices are located at 306 North Main Street, Cynthiana, Kentucky 41031-1210, and its telephone number is
(606) 234-1440.


                               MARKET INFORMATION

     The Common Stock began trading under the symbol "KYF" on the American Stock Exchange on August 29, 1995. There are currently 1,388,625 shares of the Common Stock outstanding. The number of registered holders of Common Stock on September 6, 1996 was 368.

     The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis since it began trading on the American Stock Exchange through June 30, 1996.

                   Quarter                                             Dividends
                   Ended                       High         Low        Declared
                   -----                       ----         ---        --------
                   September 30, 1995          $ 13.00      $ 12.00    $  --
                   December 31, 1995           $ 12.75      $ 11.25    $  --
                   March 31, 1996              $ 12.50      $ 11.375   $ 0.125
                   June 30, 1996               $ 13.875     $ 12.00    $ 0.125

     The income of the Company consists of interest on investment and related securities and dividends which may periodically be declared and paid by the Baoard of Directors of the Bank on the common shares of the Bank held by the Company.

     In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Bank is not permitted to pay a cash dividend on its common shares if the Bank's regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the liquidation account established in connection with the Conversion or applicable regulatory capital requirements prescribed by the OTS.

     OTS regulations applicable to all savings associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days' prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half the amount by which its total capital to asset ratio exceeded its required capital to asset ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations with total capital in excess of the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

     The Bank currently meets all of its regulatory requirements and, unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank may pay dividends in accordance with the foregoing provisions of the OTS regulations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

     The Company's principal business since August 28, 1995 has been that of the Bank. Therefore, this discussion relates primarily to the Bank. Historically, the Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits to make and purchase mortgage and other loans and, to a lesser extent, to purchase investment and mortgage-backed securities. As such, its earnings have depended primarily on its net interest income, or "spread", which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits and borrowings ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's other income, including fee income and service charges and by the level of its general, administrative and other expense, including SAIF deposit insurance premiums, employee compensation and benefits, occupancy and equipment expense and other operating expenses.

     The operations of the Bank are significantly affected by prevailing economic conditions and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are likewise heavily influenced by prevailing market rates of interest on competing investment alternatives, account maturities and the levels of personal income and savings in the Bank's market areas.

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of First Federal's net earnings, is determined by the difference, or "spread", between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. First Federal has employed various strategies intended to minimize the adverse affect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. Such strategies include the origination and purchase of adjustable-rate mortgage loans secured by one- to four-family residential real estate, multi-family and commercial real estate loans. The Bank's loan pricing strategies are designed to encourage customers to choose adjustable rate, rather than fixed rate, mortgage loans, although the fixed rates offered have been reduced recently to become more competitive with the rates offered by competitors in the Bank's lending areas. In addition, the Bank has used excess funds to invest in various short-term investments as well as mortgage-backed securities. The Bank's present investment strategy is to purchase relatively short-term securities with adjustable rates in order to maintain liquidity and manage interest rate risk.

INTEREST RATE SENSITIVITY ANALYSIS AND NET PORTFOLIO VALUE

     In recent years, the Bank has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS also requires the computation of estimated changes in net interest income over a four-quarter period. These computations estimate the effect on an institution's NPV and net interest income of an instantaneous and permanent 1% to 4% increase and decrease in market interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net interest income and net portfolio value as of June 30, 1996 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively.

      Change                  Net Portfolio Value                   NPV as  % of Portfolio Value of Assets
                         ------------------------------------       --------------------------------------
     in Rates            Amount        $ Change      % Change       NPV Ratio       Basis Point Changes
     --------            ------        --------      --------       ---------       -------------------
                             (Dollars in thousands)
     +400 bp             $ 11,440      $(5,725)      (33.4)%        14.6%                  (540)
     +300 bp               12,802       (4,363)      (25.4)         16.0                   (402)
     +200 bp               14,388       (2,777)      (16.2)         17.5                   (248)
     +100 bp               15,817       (1,347)       (7.8)         18.8                   (117)
        0 bp               17,165           --          --          20.0                     --
     -100 bp               18,295        1,130         6.6          20.9                     93
     -200 bp               19,061        1,897        11.1          21.5                    149
     -300 bp               19,564        2,399        14.0          21.8                    181
     -400 bp               20,206        3,042        17.7          22.2                    223

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interestbearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     The retention of adjustable-rate mortgage and commercial loans in the Bank's portfolio helps reduce the Bank's exposure to changes in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to borrowers as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans are included in the net loan category. Average balances are derived from month-end average balances. Management does not believe that the use of month-end average balances instead of average daily balances has caused any material difference in the information presented.

                                                                                Year Ended June 30,
                                               -------------------------------------------------------------------------------------

                                                            1996                      1995                          1994
                                               --------------------------   --------------------------   --------------------------
                                                                  Average                      Average                      Average
                                                                   Yield/                       Yield/                       Yield/
                                               Balance  Interest    Cost    Balance  Interest    Cost    Balance  Interest    Cost
                                               -------  --------  --------  -------  --------  --------  -------  --------  --------

                                                                              (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1)..................  $42,544    $3,265     7.67%  $39,424    $3,020     7.66%  $37,845    $3,028     8.00%

  Investment securities......................   12,421       962     7.74    12,150       903     7.43     9,226       825     8.94
  Mortgage-backed securities.................   12,094       864     7.14     6,475       302     4.66     9,924       348     3.51
  Other interest-earning assets..............    4,827       266     5.51     1,582        38     2.40     2,182        60     2.75
                                               -------    ------            -------    ------            -------    ------
    Total interest-earning assets............   71,886     5,357     7.45    59,631     4,263     7.15    59,177     4,261     7.20
Non-interest-earning assets..................    3,003                        2,676                        1,976
                                               -------                      -------                      -------
    Total assets.............................  $74,889                      $62,307                      $61,153
                                               =======                      =======                      =======

Interest-bearing liabilities:
  Deposits...................................  $51,547    $2,305     4.47%  $53,260     2,124     3.99   $53,642     1,979     3.69%

  Borrowings.................................    6,234       316     5.07       833        49     5.88       200         7     3.50
                                               -------    ------            -------    ------            -------    ------
     Total interest-bearing liabilities......   57,781     2,621     4.54    54,093     2,173     4.02    53,842     1,986     3.69
                                                          ------     ----              ------   ------              ------     ----
Non-interest-bearing liabilities.............      478                        1,392                        1,198
                                               -------                      -------                      -------
     Total liabilities.......................   58,259                       55,485                       55,040
Shareholders' equity (2).....................   16,630                        6,822                        6,113
                                               -------                      -------                      -------
     Total liabilities and
       shareholders' equity..................  $74,889                      $62,307                      $61,153
                                               =======                      =======                      =======
Net interest income..........................             $2,736                       $2,090                       $2,275
                                                          ======                       ======                       ======
Interest rate spread (3).....................                        2.91%                        3.13%                        3.51%
                                                                   ======                       ======                       ======
Net yield on interest-earning assets (4).....                        3.81%                        3.50%                        3.84%
                                                                   ======                       ======                       ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities.......                      124.41%                      110.24%                      109.91%
                                                                   ======                       ======                       ======

- --------------------
(1)  Includes non-accrual loans.
(2) Consisted of retained earnings only for the fiscal years ended June 30, 1995 and 1994.
(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                                              Year Ended June 30,
                                       -----------------------------------------------------------------
                                           1996      vs.       1995        1995       vs.        1994
                                       -------------------------------   -------------------------------
                                             Increase (Decrease)               Increase (Decrease)
                                                    Due to                            Due to
                                       -------------------------------    ------------------------------

                                       Rate        Volume        Total    Rate      Volume         Total
                                       ----        ------        -----    ----      ------         -----
                                                           (In thousands)
Interest Income:
  Loans..............................  $   6       $ 239         $  245   $(126)    $ 118          $  (8)
  Investment securities (1)..........    214         348            562     134      (180)           (46)
  Mortgage-backed securities (1).....     39          20             59    (130)      208             78
  Other interest-earning assets......     88         140            228      (7)      (15)           (22)
                                       -----        ----         ------   -----     -----          -----
     Total interest-earning assets...    346         748          1,094    (129)      131              2
                                       -----        ----         ------   -----     -----          -----

Interest expense:
  Deposits...........................    264         (83)           181     161       (16)           145
  Borrowings.........................     (6)        273            267       8        34             42
                                       -----        ----         ------   -----     -----          -----
      Total interest-bearing
        liabilities..................    258         190            448     169        18            187
                                       -----        ----         ------   -----     -----          -----

Increase (decrease) in net interest
  income.............................                            $  646                            $(185)
                                                                 ======                            =====

- --------------------
(1)  Includes securities designated as available for sale.

COMPARISON OF FINANCIAL CONDITION AS OF JUNE 30, 1996 AND 1995 AND OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994

FINANCIAL CONDITION

          The Company's total assets at June 30, 1996 amounted to $86.3 million, an increase of $23.6 million, or 37.7%, over the $62.7 million total at June 30, 1995. The increase in assets was funded primarily by the $12.2 million in net proceeds from the Company's offering of common stock, a $12.4 million increase in advances from the Federal Home Loan Bank and undistributed net earnings of $502,000, which were partially offset by a $1.3 million decline in deposits.

          Cash and cash equivalents and investment securities totaled $17.1 million at June 30, 1996, an increase of $3.1 million, or 22.4%, over June 30,
1995 levels.   During fiscal 1996, $14.3 million of investment securities were purchased, while $10.6 million of securities matured. Securities purchased consisted primarily of intermediate and long-term U.S. Government agency obligations.

          Mortgage-backed securities totaled $23.2 million at June 30, 1996, an increase of $17.2 million over fiscal 1995 year-end levels. The increase resulted from purchases totaling $18.3 million, which were partially offset by principal repayments of $1.2 million. Such purchases were funded primarily with proceeds from Federal Home Loan Bank advances, and consisted of long-term securities bearing interest primarily at rates ranging from 6.50% to 7.00%.

          Loans receivable totaled $43.0 million at June 30, 1996, an increase of $2.9 million, or 7.3%, over the $40.1 million total at June 30, 1995. During fiscal 1996, loan disbursements and purchases amounted to $11.1 million, which were partially offset by principal repayments of $8.1 million. During fiscal 1996, as consumer preference has shifted to fixed-rate loan products, management elected to pursue growth in the portfolio by meeting the demand. At June 30, 1996, approximately 43.0% of the Bank's loan portfolio consisted of fixed rate loans.

          The Bank's allowance for loan losses totaled $367,000 at June 30, 1996, which represented 0.8% of total loans and 300.8% of nonperforming loans. At June 30, 1995, the allowance for loan losses totaled $352,000, which represented 0.9% of total loans and 97.2% of nonperforming loans. Nonperforming loans amounted to $122,000 and $362,000 at June 30, 1996 and 1995, respectively, and represented 0.1% and 0.6% of total assets at those dates. Although management believes that its allowance for loan losses at June 30, 1996, was adequate based on facts and circumstances available to it, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

          Deposits totaled $51.8 million at June 30, 1996, a decrease of $1.3 million, or 2.5%, from 1995 levels. During fiscal 1996 management has elected to fund growth in the loan portfolio and in other interest-earning assets by utilizing lower costing advances from the Federal Home Loan Bank, in lieu of savings deposits.

          Advances from the Federal Home Loan Bank totaled $14.5 million, an increase of $12.4 million over fiscal 1995 levels. During fiscal 1996, management elected to finance the purchase of mortgage-backed securities through proceeds from Federal Home Loan Bank advances totaling $16.1 million. Short-term advances, generally maturing within the next two fiscal years and bearing interest at rates ranging from 4.80% to 5.75%, totaling $13.0 million, and long-term advances totaling $3.1 million were used to fund the purchase of mortgage-backed securities, as previously discussed.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 1996 AND 1995

          GENERAL. Net earnings for the fiscal year ended June 30, 1996 amounted to $849,000, an increase of $370,000, or 77.2%, over the $479,000 in net earnings recorded in fiscal 1995. The increase in net earnings resulted primarily from a $646,000 increase in net interest income, a $185,000 decline in the provision for losses on loans and a $25,000 increase in other income, which were partially offset by a $344,000 increase in general, administrative and other expenses and a $142,000 increase in the provision for federal income taxes.

          NET INTEREST INCOME. Net interest income totaled $2.7 million for the fiscal year ended June 30, 1996, an increase of $646,000, or 30.9%, over the $2.1 million recorded in fiscal 1995. Interest income on loans increased by $245,000, or 8.1%, during fiscal 1996, due primarily to a $3.1 million increase in the average balance of loans outstanding. Interest income on mortgage-backed securities increased by $562,000, or 186.1%, due primarily to a $5.6 million, or 86.8% increase in the average balance of mortgage-backed securities outstanding, coupled with an increase in the average yield year to year, from 4.66% in fiscal 1995 to 7.14% in fiscal 1996. Interest income on investment securities and interest-bearing deposits increased by $287,000, or 30.5%, as the average balance increased by $3.5 million year to year and the related yield increased by 27 basis points to 7.12% in fiscal 1996.

          Interest expense on deposits increased by $181,000, or 8.5% during fiscal 1996, due primarily to an increase in the weighted-average cost of deposits of 48 basis points, from 3.99% in fiscal 1995 to 4.47% in fiscal 1996. The increase in weighted-average cost was partially offset by a $1.7 million decline in the average balance outstanding year to year. Interest expense on borrowings increased by $267,000 during fiscal 1996, due primarily to a $5.4 million increase in the average balance outstanding.

          As a result of the foregoing changes in interest income and interest expense, net interest income increased by $646,000, or 30.9%, during fiscal 1996 as compared to fiscal 1995. The interest rate spread declined by 22 basis points, to 2.91% for fiscal 1996, as compared to 3.13% for fiscal 1995, while the net interest margin increased by 31 basis points, to 3.81% for the year ended June 30, 1996. The overall increase in net interest income reflects management's deployment of the net proceeds from the Company's common stock offering which was completed in August 1995.

          PROVISION FOR LOSSES ON LOANS. A provision for losses on loans is charged to earnings to bring the allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due loan payments and general economic conditions related to the loan portfolio. During fiscal 1996, the provision for losses on loans amounted to $15,000, a decline of $185,000 from the provision recorded in fiscal 1995. The decline in the provision during fiscal 1996 resulted primarily from the reduction in nonperforming loans, as previously discussed.

          OTHER INCOME. Other income totaled $118,000 for the fiscal year ended June 30, 1996, an increase of $25,000, or 26.9% over the $93,000 total recorded in fiscal 1995. The increase resulted primarily from a $24,000, or 41.4%, increase in service fees on NOW accounts.

          GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased by $344,000, or 27.3%, to a total of $1.6 million for the fiscal year ended June 30, 1996 as compared to fiscal 1995. The increase resulted primarily from a $194,000, or 30.0%, increase in employee compensation and benefits, a $35,000, or 34.0% increase in occupancy and equipment expense and a $121,000, or 42.2%, increase in other operating expenses. The increase in employee compensation and benefits was due primarily to expenses related to employee stock benefit plans, totaling approximately $169,000, as well as normal merit increases and an increase in staffing levels year to year as a result of the new branch facility which opened in 1995. The increase in occupancy and equipment expense was similarly due primarily to the costs associated with the new branch facility. The increase in other operating expense was due primarily to professional fees, printing and other expenses related to the reporting requirements of public companies.

          FEDERAL INCOME TAXES. The provision for federal income taxes totaled $385,000 for the fiscal year ended June 30, 1996, an increase of $142,000, or 58.4%, over the $243,000 provision recorded in fiscal 1995. The increase resulted primarily from the $512,000, or 70.9%, increase in pretax earnings year to year. The Company's effective tax rates were 31.2% and 33.7% for the fiscal years ended June 30, 1996 and 1995, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 1995 AND 1994

          GENERAL. Net earnings for the year ended June 30, 1995 totaled $479,000, a decrease of $431,000, or 47.4%, as compared to the year ended June 30, 1994. This net decrease was attributable to a decline in net interest income of $185,000, an increase in general, administrative and other expense of $230,000 and an increase in the provision for loan losses of $170,000, which were partially offset by an increase in other income of $6,000 and a decrease in the provision for federal income taxes of $148,000.

          NET INTEREST INCOME. Net interest income decreased by $185,000, or 8.1%, from fiscal 1994 to fiscal 1995. Total interest income increased by $2,000 or 0.05%, due primarily to a $454,000 increase in the average balances outstanding year to year.

          Interest expense totaled $2.2 million and $2.0 million for the years ended June 30, 1995 and 1994, respectively. The increase in interest expense for fiscal year 1995 resulted from the 33 basis point increase in the average rate paid on interest-bearing liabilities, which was attributable to the increase in market interest rates during fiscal year 1995.

          As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $185,000, or 8.1%, to a total of $2.1 million in fiscal 1995. The interest rate spread declined by 38 basis points, from 3.51% in fiscal 1994 to 3.13% in fiscal 1995, while the net interest margin declined by 34 basis points, from 3.84% in fiscal 1994 to 3.50% in fiscal 1995.

          PROVISION FOR LOSSES ON LOANS. The Bank's provision for loan losses totaled $200,000 for the year ended June 30, 1995 and $30,000 for the year ended June 30, 1994. The increase in the provision for loan losses during fiscal 1995 was due primarily to an increase in the Bank's nonperforming assets during the period. The Bank had no loan charge-offs during fiscal 1995 and 1994. Management determines the level of the allowance for loan losses based on its analysis of various factors, including the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions.

          OTHER INCOME. Other income totaled $93,000 and $87,000 for the years ended June 30, 1995 and 1994, respectively. The increase in other income in fiscal year 1995 was attributable to an increase in service charges on deposit accounts.

          GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $1.3 million for the year ended June 30, 1995, an increase of $230,000, or 22.3%, over the $1.0 million recorded in fiscal 1994. The increase in fiscal 1995 as compared to fiscal 1994 was attributable to increases in compensation and benefits, occupancy expense, data processing and other expenses relating to the Bank's establishment of a branch office in August 1994. The increases in other expenses included increases in advertising, accounting services, office supplies, telephone and postage costs.

          FEDERAL INCOME TAXES. The effective tax rate on earnings before income taxes was 33.7% and 30.1% for the years ended June 30, 1995 and 1994, respectively. The provision for income taxes amounted to $243,000 and $391,000 for the years ended June 30, 1995 and 1994, respectively. The decrease in income tax expense was primarily due to the decline in earnings before income taxes.

LIQUIDITY AND CAPITAL RESOURCES

          The Company's primary source of liquidity, in addition to the $3.9 million in net proceeds retained by the Company from the Conversion, is dividends paid by the Bank and earnings on that portion of the net proceeds retained by the Company. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

          First Federal's capital ratios are substantially in excess of current regulatory capital requirements. At June 30, 1996, the Bank's tangible and core capital amounted to 18.2% of adjusted total assets, or 16.7% and 15.2%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-based capital ratio was 35.6% at June 30, 1996, or 27.6% in excess of the Bank's 8.0% risk-based capital requirement.

          First Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and proceeds from maturing investment securities, as well as the net proceeds from the Conversion of approximately $10.0 million. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

          First Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and borrowings. First Federal's liquidity ratio at June 30, 1996, was approximately 11.3%. Management seeks to maintain a liquidity ratio at or near the regulatory minimum as a means of improving the return on the investment of the Bank's assets.

          The Bank's liquid assets consist of cash and cash equivalents, which are short-term, highly liquid investments with original maturities of less than three months. The level of liquid assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1996 and 1995, cash and cash equivalents totalled approximately $1.5 million and $2.0 million, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

          The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

          Disclosures of Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires all entities to disclose the fair value of financial instruments (both assets and liabilities recognized and not recognized in the statements of financial condition) for which it is practicable to estimate the fair value, except those financial instruments specifically excluded. The disclosure shall be either in the body of the financial statements or in the accompanying notes and shall include the methods and significant assumptions used to estimate the fair value of a financial instrument or a class of financial instruments as well as the reasons why it is not practicable to estimate fair value. SFAS No. 107 is effective for fiscal years ending after December 15, 1992 for companies with assets of greater than $150 million. For companies with assets of less than $150 million, SFAS No. 107 is effective for fiscal years ending after December 15, 1995. The Bank adopted the disclosure requirements of SFAS No. 107 for the fiscal year ended June 30, 1996.

          Accounting for Impaired Loans. In September 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as an alternative, at the fair value of the collateral or the observable market price of the loan. SFAS No. 114 does not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. Subsequent to October 1994, the FASB issued SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" as an amendment to SFAS No. 114. SFAS No. 118 amends the disclosure requirements of SFAS

No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. SFAS No. 114, as amended by SFAS No. 118, is effective for years beginning after December 15, 1994. The Company adopted SFAS No. 114 as of July 1, 1995, as required, without a material effect on the Company's consolidated financial condition or results of operations.

          Accounting for ESOP. In November 1993, the AICPA approved Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 changed the measure of compensation recorded by employers from the cost of ESOP shares to their fair value. To the extent that the fair value of the Company's ESOP shares, committed to be released directly to compensate employees differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reflected in the Company's financial statements. SOP No. 93-6 also requires that shares committed to be released be considered as outstanding for earnings per share computations. Management adopted SOP No. 93-6 in fiscal 1996 without a material effect on the Company's consolidated financial condition or results of operations.

          Accounting for Stock-Based Compensation. In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes the fair value of an award of stock or stock options on the grant date and is effective for transactions occurring after December 1995. Companies are allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings and, if presented, earnings per share, as if SFAS No. 123 had been adopted. Management has determined that the Company will continue to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25, and therefore adoption of the disclosure provisions set forth in SFAS No. 123 will not have a material effect on the Company's consolidated financial condition or results of operations.

          Derivative Financial Instruments. In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," which is applicable for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets for which it is effective for fiscal years ending after December 15, 1995. SFAS No. 119 requires the disclosure of the amounts, nature and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. SFAS No. 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. It also amends SFAS No. 105 and SFAS No. 107 to require that distinction in certain disclosures required by those statements. The Company adopted SFAS No. 119 on July 1, 1995, as required, without material effect on consolidated financial condition or results of operations.

          Accounting for Transfers of Financial Assets. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfer of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

          An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

     SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligations for the liability or is legally released from being the primary obligor. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

OTHER DEVELOPMENTS -- BIF-SAIF PREMIUM DISPARITY

     The Bank's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions.

     The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective September 30, 1995. On November 14, 1995, the BIF assessment rate schedule was further revised to a statutory minimum of $2,000 annually for well capitalized institutions to 0.27% of deposits for undercapitalized institutions. These revisions to the BIF assessment rate schedule created a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and placed SAIF-insured savings institutions such as the Bank at a significant competitive disadvantage to BIF-insured institutions.

     A number of proposals have been considered to recapitalize the SAIF in order to eliminate the premium disparity. The Senate and the House of Representatives have both, as part of a budget reconciliation package to balance the federal budget, approved legislation requiring a one time assessment in an amount sufficient to recapitalize the SAIF at a level equal to 1.25% of insured deposits to be imposed on all SAIF-insured deposits held as of March 31, 1995. This assessment was originally scheduled to be payable during the first quarter of 1996. This legislation was vetoed by the President. It is unknown whether legislation of this type will be enacted, or if enacted, the amount of such special assessment. It is currently estimated that an assessment of between
 .67% and .71% of insured deposits would be required to fully recapitalize the SAIF. If a special assessment equal to 71 basis points were to be required, it would result in a one-time charge of approximately $381,000. Such assessment would have the effect of reducing the Bank's tangible and core capital to $15.2 million, or 17.8%, of adjusted total assets, and risk-based capital to $15.6 million, or 34.8%, of risk-weighted assets as of June 30, 1996. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net earnings in future periods.

                       [Letterhead of Grant Thornton LLP]


               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors
Kentucky First Bancorp, Inc.

We have audited the accompanying consolidated statement of financial condition of Kentucky First Bancorp, Inc. (the holding company for First Federal Savings Bank of Cynthiana) as of June 30, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements as of June 30, 1995, and for the years ended June 30, 1995 and 1994, were audited by other auditors, whose report thereon dated August 14, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky First Bancorp, Inc. as of June 30, 1996, and the consolidated results of its operations and its consolidated cash flows for the year ended June 30, 1996, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Cincinnati, Ohio
August 20, 1996

                          KENTUCKY FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                       (In thousands, except share data)

        ASSETS                                                  1996     1995
Cash and due from banks                                      $   883  $   841
Interest-bearing deposits in other financial institutions        643    1,173
                                                             -------  -------
        Total cash and cash equivalents                        1,526    2,014


Investment securities available for sale - at market           3,069        -
Investment securities - at amortized cost, approximate
 market value of $12,069 and $11,898 as of
 June 30, 1996 and 1995                                       12,464   11,923
Mortgage-backed securities available for sale - at market      4,135        -
Mortgage-backed securities - at cost, approximate market
 value of $18,345 and $5,996 as of June 30, 1996 and 1995     19,042    6,026
Loans receivable - net                                        43,020   40,091
Office premises and equipment - at depreciated cost            1,361    1,378
Federal Home Loan Bank stock - at cost                           738      303
Accrued interest receivable                                      517      443
Prepaid expenses and other assets                                346      402
Prepaid federal income taxes                                       -       60
Deferred federal income taxes                                     79       35
                                                             -------  -------

          Total assets                                       $86,297  $62,675
                                                              ======   ======

       LIABILITIES AND SHAREHOLDERS' EQUITY                              1996      1995
Deposits                                                              $51,778   $53,105
Advances from the Federal Home Loan Bank                               14,528     2,079
Accrued interest payable                                                   71        83
Other liabilities                                                         502       246
Accrued federal income taxes                                              162      -
                                                                      -------   -------
Total liabilities                                                      67,041    55,516

Commitments                                                              -         -

Shareholders' equity
 Preferred stock - authorized 500,000 shares of $.01 par value;
  no shares issued                                                       -         -
 Common stock, authorized 3,000,000 shares of $.01 par value;
  1,388,625 shares issued at June 30, 1996                                 14      -
 Additional paid-in capital                                            13,351      -
 Retained earnings - restricted                                         7,689     7,159
 Less shares acquired by employee stock ownership plan                 (1,018)     -
 Less shares acquired by management recognition plan                     (730)     -
 Unrealized losses on securities designated as available for sale,
  net of related tax effects                                              (50)     -
                                                                      -------   -------
Total shareholders' equity                                             19,256     7,159
                                                                      -------   -------

Total liabilities and shareholders' equity                            $86,297   $62,675
                                                                      =======   =======


The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                          For the year ended June 30,
                       (In thousands, except share data)

                                                       1996     1995    1994
Interest income
 Loans                                                $3,265   $3,020  $3,028
 Mortgage-backed securities                              864      302     348
 Investment securities                                   962      903     825
 Interest-bearing deposits and other                     266       38      60
                                                      ------   ------  ------
   Total interest income                               5,357    4,263   4,261

Interest expense
 Deposits                                              2,305    2,124   1,979
 Borrowings                                              316       49       7
                                                      ------   ------  ------
   Total interest expense                              2,621    2,173   1,986
                                                      ------   ------  ------

   Net interest income                                 2,736    2,090   2,275

Provision for losses on loans                             15      200      30
                                                      ------   ------  ------

   Net interest income after provision
    for losses on loans                                2,721    1,890   2,245

Other income
 Service charges                                          82       58      45
 Other operating                                          36       35      42
                                                      ------   ------  ------
   Total other income                                    118       93      87

General, administrative and other expense
 Employee compensation and benefits                      841      647     528
 Occupancy and equipment                                 138      103      64
 Federal deposit insurance premiums                      119      125     124
 Data processing                                          99       99      68
 Other operating                                         408      287     247
                                                      ------   ------  ------
   Total general, administrative and other expense     1,605    1,261   1,031
                                                      ------   ------  ------

   Earnings before income taxes                        1,234      722   1,301

Federal income taxes
 Current                                                 403      237     415
 Deferred                                                (18)       6     (24)
                                                      ------   ------  ------
   Total federal income taxes                            385      243     391
                                                      ------   ------  ------

   NET EARNINGS                                       $  849   $  479  $  910
                                                      ======   ======  ======

   EARNINGS PER SHARE                                 $  .66      N/A  N/A
                                                      ======   ======  ======


The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                For the years ended June 30, 1996, 1995 and 1994
                       (In thousands, except share data)

                                                                                                        UNREALIZED LOSSES
                                                                                                SHARES      ON SECURITIES
                                                                 ADDITIONAL                   ACQUIRED         DESIGNATED
                                                        COMMON      PAID-IN   RETAINED     BY EMPLOYEE       AS AVAILABLE
                                                         STOCK      CAPITAL   EARNINGS   BENEFIT PLANS           FOR SALE     TOTAL
Balance at July 1, 1993                                $-       $    -         $5,770     $    -               $-           $ 5,770
Net earnings for the year ended June 30, 1994           -            -            910          -                -               910
                                                        -----    --------      ------      --------             ------      -------
Balance at June 30, 1994                                -            -          6,680          -                -             6,680
Net earnings for the year ended June 30, 1995           -            -            479          -                -               479
                                                        -----    --------      ------      --------             ------      -------
Balance at June 30, 1995                                -            -          7,159          -                -             7,159
Net proceeds from issuance of common stock                 14      13,316        -           (1,111)            -            12,219
Purchase of shares for management recognition plan      -            -           -             (730)            -              (730)

Amortization expense of employee stock benefit plans    -              35          28            93             -               156
Net earnings for the year ended June 30, 1996           -            -            849          -                -               849
Cash dividends paid of $.25 per share                   -            -           (347)         -                -              (347)

Unrealized losses on securities designated as available
  for sale, net of related tax effects                  -            -           -             -                 (50)           (50)
                                                        -----    --------      ------      --------             ------      -------
Balance at June 30, 1996                               $   14     $13,351      $7,689       $(1,748)           $ (50)       $19,256
                                                        =====      ======       =====        ======             ======       ======

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          For the year ended June 30,
                                 (In thousands)

                                                                                1996      1995      1994
Cash flows from operating activities:
 Net earnings for the year                                                  $    849   $   479   $   910
 Adjustments to reconcile net earnings to net cash
 provided by (used in) operating activities:
  Amortization of discounts and premiums on loans,
   investments and mortgage-backed securities - net                               (8)      (33)      (16)
  Amortization of deferred loan origination fees                                 (14)      (11)      (10)
  Depreciation and amortization                                                   50        51        23
  Provision for losses on loans                                                   15       200        30
  Amortization of employee stock benefit plan expense                            156      -         -
  Federal Home Loan Bank stock dividends                                         (30)      (20)      (15)
  Increase (decrease) in cash due to changes in:
   Accrued interest receivable                                                   (74)      (69)       28
   Prepaid expenses and other assets                                              56      (265)       (1)
   Accrued interest payable                                                      (12)       (2)       (4)
   Other liabilities                                                             253       (22)       79
   Federal income taxes
    Current                                                                      222       (43)     (118)
    Deferred                                                                     (18)        6       (24)
                                                                            --------   -------   -------
     Net cash provided by operating activities                                 1,445       271       882

Cash flows provided by (used in) investing activities:
 Proceeds from maturity of investment securities                              10,628     1,075     4,498
 Purchase of investment securities designated as held to maturity            (14,305)     (500)   (7,040)
 Purchase of mortgage-backed securities designated as available for sale      (3,088)     -         -
 Purchase of mortgage-backed securities designated as held to maturity       (15,253)     (510)     (988)
 Principal repayments on mortgage-backed securities                            1,189     1,426     4,391
 Purchase of loans                                                              (779)   (2,008)     (772)
 Loan principal repayments                                                     8,137     8,567     9,719
 Loan disbursements                                                          (10,288)   (8,854)   (8,563)
 Purchase of office premises and equipment                                       (43)     (290)     (458)
 Proceeds from sale of office equipment                                           10      -         -
 Purchase of Federal Home Loan Bank stock                                       (405)      (39)     -
                                                                            --------   -------   -------
     Net cash provided by (used in) investing activities                     (24,197)   (1,133)      787
                                                                            --------   -------   -------

     Net cash provided by (used in) operating and investing
      activities (subtotal carried forward)                                  (22,752)     (862)    1,669
                                                                            --------   -------   -------

                          KENTUCKY FIRST BANCORP, INC.

                          For the year ended June 30,

                                                                        1996          1995           1994
  Net cash provided by ( used in) operating and investing
   activities (subtotal brought forward)                            $(22,752)      $  (862)       $ 1,669

Cash flows provided by financing activities:
 Net decrease in deposits                                             (1,327)       (2,149)          (374)
 Net proceeds from the issuance of common stock                       12,219             -              -
 Shares acquired by the management recognition plan                     (730)            -              -
 Proceeds from Federal Home Loan Bank advances                        16,606         9,080          2,000
 Repayment of Federal Home Loan Bank advances                         (4,157)       (7,001)        (2,000)
 Dividends on common stock                                              (347)            -              -
                                                                     -------        ------         ------
  Net cash provided by (used in) financing activities                 22,264           (70)          (374)
                                                                     -------        ------         ------

Net increase (decrease) in cash and cash equivalents                    (488)         (932)         1,295

Cash and cash equivalents at beginning of year                         2,014         2,946          1,651
                                                                     -------        ------         ------

Cash and cash equivalents at end of year                            $  1,526       $ 2,014        $ 2,946
                                                                     =======        ======         ======
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Federal income taxes                                            $    197       $   280        $   533
                                                                     =======        ======         ======

    Interest on deposits and borrowings                             $  2,633       $ 2,160        $ 1,976
                                                                     =======        ======         ======

Supplemental disclosure of noncash investing activities:
  Transfers of investment and mortgage-backed securities
  to an available for sale classification                           $  4,301       $ -            $  -
                                                                     =======         =====         ======

  Unrealized losses on securities designated as available
    for sale, net of related tax effects                            $    (50)      $ -            $   -
                                                                     =======         =====          ======


The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 1996, 1995 and 1994



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  During fiscal 1995, the Board of Directors of First Federal Savings Bank (the Savings Bank) adopted a plan of conversion (the Plan) whereby the Savings Bank would convert to the stock form of ownership (the Conversion), followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Kentucky First Bancorp, Inc. (the Corporation), and the issuance of common shares of the Corporation to subscribing members of the Savings Bank. The conversion to the stock form of ownership was completed on August 28, 1995, culminating in the Corporation's issuance of 1,388,625 common shares. Condensed financial statements of the Corporation as of and for the period ended June 30, 1996 are presented in Note L. Future references are made to either the Corporation or the Savings Bank as applicable.

  The Corporation is a savings and loan holding company whose activities are primarily limited to holding the common stock of the Savings Bank. The Savings Bank conducts a general banking business in central Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

  The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

  The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

  1.  Principles of Consolidation
      ---------------------------

  The consolidated financial statements include the accounts of the Corporation and the Savings Bank. All significant intercompany balances and transactions have been eliminated.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  2.  Investment Securities and Mortgage-Backed Securities
      ----------------------------------------------------

  Prior to July 1, 1994, investment securities and mortgage-backed securities were carried at cost, adjusted for amortization of premiums and accretion of discounts. The investments and mortgage-backed securities were carried at cost, as it was management's intent and the Savings Bank had the ability to hold the securities until maturity. Investment securities and mortgage-backed securities held for indefinite periods of time, or which management utilized as part of its asset/liability management strategy, or that would be sold in response to changes in interest rates, prepayment risk, or the perceived need to increase regulatory capital were classified as held for sale at the point of purchase and carried at the lower of cost or market. There were no investment securities or mortgage-backed securities identified as held for sale at June 30, 1994.

  In May 1993, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with the resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. The Savings Bank adopted the SFAS No. 115 for the fiscal year beginning July 1, 1994 by designating all investment and mortgage-backed securities as held-to-maturity.

  During September 1995, the FASB granted financial institutions the opportunity to reclassify investment portfolios without calling into question the Corporation's prior intent with respect to such securities under SFAS No. 115. The Corporation took advantage of this opportunity by reclassifying approximately $3.0 million of investment securities and $1.3 million of mortgage-backed securities from held-to-maturity to the available for sale classification. All reclassifications were made on a single day in conformity with the requirement. Management believes that such changes will allow more flexibility in managing interest rate risk within the investment and mortgage-backed securities portfolios. At June 30, 1996, the Corporation's shareholders' equity reflected net unrealized losses totaling $50,000.

  Realized gains or losses on sales of securities are recognized using the specific identification method.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  3.  Loans Receivable
      ----------------

  Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

  4.  Loan Origination Fees
      ---------------------

  The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

  5.  Allowance for Losses on Loans
      -----------------------------

  It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

  In June 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114, which was amended by SFAS No. 118 as to certain income recognition and disclosure provisions, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  5.  Allowance for Losses on Loans (continued)
      -----------------------------

  On July 1, 1995, the Savings Bank adopted SFAS No. 114 without material effect on consolidated financial condition or results of operations.

  A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in impaired multi-family and nonresidential loans, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

  It is the Savings Bank's general policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

  At June 30, 1996, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

  6.  Office Premises and Equipment
      -----------------------------

  Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

  7.  Real Estate Acquired Through Foreclosure
      ----------------------------------------

  Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the amount determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  8.  Federal Income Taxes
      --------------------

  The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Corporation's activities within the current and previous years. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

  The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, and percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

  9.  Retirement Plans and Stock Option Plans
      ---------------------------------------

  In conjunction with the common stock offering, the Corporation implemented the Kentucky First Bancorp, Inc. Employee Stock Ownership Plan (ESOP). The ESOP provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21. Expense recognized related to the ESOP totaled approximately $127,000 for the year ended June 30, 1996.

  The Corporation accounts for ESOP expense in accordance with Statement of Position (SOP) 93-6, "Employers' Accounting for Employee Stock Ownership Plans". SOP 93-6 requires ESOP compensation expense to equal the fair value of ESOP shares allocated to participants during a fiscal year. Utilization of SOP 93-6 resulted in a $35,000 increase in compensation expense recorded for the fiscal year ended June 30, 1996 from the cost amount which would have been computed under the prior accounting method.

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  9.  Retirement Plans and Stock Option Plans (continued)
      ---------------------------------------

  The Corporation also implemented the Kentucky First Bancorp, Inc. Management Recognition Plan (MRP). Subsequent to the Conversion, the MRP purchased 55,545 shares of common stock in the open market. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the MRP. The MRP provides that common stock granted under the MRP vests over a five year period at twenty percent per year. A provision of $42,000 related to the MRP was charged to expense for the year ended June 30, 1996.

  Also, the Board of Directors adopted the Kentucky First Bancorp, Inc. Stock Option and Incentive Plan (the Option Plan) that provided for the issuance of 138,862 shares of common stock at fair market value at the date of grant. On April 3, 1996, the Corporation granted options to purchase 116,646 shares at the fair value of $12.1875 per share. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the option grant. As of June 30, 1996, none of the stock options granted had been exercised.

  Additionally, the Savings Bank had a defined contribution plan, which is designated to qualify under Sections 401(a) and 401(k) of the Code (the "Thrift Plan"). An employee was eligible to participate in the Thrift Plan after having worked a minimum of six months from the date of hire (or during a calendar year). The Thrift Plan allowed each participant to make before-tax contributions in an amount equal to 3% of gross salary. The Savings Bank was required to match the elective contributions made on behalf of the participant, and, in addition was able to make discretionary contributions up to a maximum of 15% of compensation. The contributions were allocated to the participant's account as of the anniversary date. The Thrift Plan was intended to comply with all the rights and protection afforded employees pursuant to the Employee Retirement Income Security Act of 1974, as amended.

  The Savings Bank's contributions to the Thrift Plan were $1,000, $10,000 and $23,000 for the years ended June 30, 1996, 1995 and 1994, respectively. Effective August 1995, the Thrift Plan was frozen as to future contributions.

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  10.  Earnings Per Share
       ------------------

  Earnings per share for the year ended June 30, 1996 is based upon the weighted-average shares outstanding during the period plus those stock options that are dilutive, less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to 101,832 unallocated ESOP shares, totaled 1,286,793 for the year ended June 30, 1996. There is no dilutive effect associated with the Corporation's stock option plan.

  The provisions of Accounting Principles Board Opinion No. 15 "Earnings Per Share" are not applicable to the fiscal years ended June 30, 1995 and 1994, as the Corporation had not issued any common stock prior to its initial offering in August 1995.

  11.  Investment in Subsidiary
       ------------------------

  The Savings Bank has a wholly-owned subsidiary, Cynthiana Service Corporation, which was incorporated for the sole purpose of owning stock in the Savings Bank's data processor. The subsidiary's assets at June 30, 1996 and 1995 are limited to a $15,000 investment in such stock. As a result, the subsidiary has not been consolidated based on materiality.

  12.  Fair Value of Financial Instruments
       -----------------------------------

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", (SFAS No. 107) requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

  The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

  The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1996:

          Cash and cash equivalents:  The carrying amounts presented in the
          -------------------------
          consolidated statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

          Investment and mortgage-backed securities:  For investments and
          -----------------------------------------
          mortgage-backed securities, fair value is deemed to equal the quoted market price.

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  12.  Fair Value of Financial Instruments (continued)
       -----------------------------------

          Loans receivable:  The loan portfolio has been segregated into
          ----------------
          categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

          Federal Home Loan Bank stock:  The carrying amount presented in the
          ----------------------------
          consolidated statement of financial condition is deemed to approximate fair value.

          Deposits:  The fair value of NOW accounts, passbook accounts and
          --------
          money market deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

          Advances from Federal Home Loan Bank:  The fair value of these
          ------------------------------------
          advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

          Commitments to extend credit:  For fixed-rate and adjustable-rate loan
          ----------------------------
          commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1996 was not material.

  Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30, 1996, are as follows:

                                                CARRYING   FAIR
                                                 VALUE     VALUE
                                                 (In thousands)
  Financial assets
    Cash and cash equivalents                    $ 1,526  $ 1,526
    Investment securities                         15,533   15,138
    Mortgage-backed securities                    23,177   22,480
    Loans receivable                              43,020   43,782
    Stock in Federal Home Loan Bank                  738      738
                                                 -------  -------

                                                 $83,994  $83,664
                                                 =======  =======
  Financial liabilities
    Deposits                                     $51,778  $52,233
    Advances from the Federal Home Loan Bank      14,528   14,378
                                                 -------  -------
                                                 $66,306  $66,611
                                                 =======  =======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  13.  Cash and Cash Equivalents
       -------------------------

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits due from other financial institutions with original maturities of less than ninety days.

  14.  Reclassifications
       -----------------

  Certain prior year amounts have been reclassified to conform to the 1996 consolidated financial statement presentation.


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

  Carrying values and approximate market values of investment securities held to maturity at June 30 are summarized as follows:

                                 1996               1995
                           CARRYING  MARKET   CARRYING  MARKET
                            VALUE     VALUE    VALUE     VALUE
                                      (In thousands)
  U. S. Government and
    agency obligations      $10,085  $ 9,721   $10,109  $10,069
  Municipal obligations       2,379    2,348     1,814    1,829
                            -------  -------   -------  -------
                            $12,464  $12,069   $11,923  $11,898
                            =======  =======   =======  =======

  At June 30, 1996, the carrying value of the Corporation's investment securities exceeded the market value of such securities by $395,000, consisting of $23,000 in gross unrealized gains and $418,000 in gross unrealized losses. At June 30, 1995, the carrying value of the Corporation's investment securities exceeded the market value by $25,000, consisting of $83,000 in gross unrealized gains and $108,000 in gross unrealized losses.

  At June 30, 1996, investment securities totaling $850,000 were pledged to secure public deposits. The amortized cost, gross unrealized gains, gross unrealized losses, and market values of investment securities designated as available for sale at June 30, 1996, are summarized as follows:

                                                             GROSS       GROSS
                                                AMORTIZED  UNREALIZED  UNREALIZED  MARKET
                                                  COST       GAINS       LOSSES    VALUE
                                                             (In thousands)
   U.S. Government agency obligations:
    Due in three years or less                     $1,997    $    -    $   46      $1,951
    Due after three years through five years          979         -        13         966
    Due after five years                              149         3         -         152
                                                   ------    ------    -------     ------
                                                   $3,125    $    3    $   59      $3,069
                                                   ======    ======    =======     ======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

  The amortized cost and market value of U.S. Government and agency and municipal obligations designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                           1996                1995
                                   AMORTIZED  MARKET   AMORTIZED  MARKET
                                     COST      VALUE     COST      VALUE
                                               (In thousands)
  Due in three years or less         $ 3,850  $ 3,665    $ 6,042  $ 6,000
  Due after three years through
    five years                           194      219      4,029    4,001
  Due after five years                 8,420    8,185      1,852    1,897
                                     -------  -------    -------  -------

                                     $12,464  $12,069    $11,923  $11,898
                                     =======  =======    =======  =======

  The amortized cost, gross unrealized gains, gross unrealized losses and market values of mortgage-backed securities at June 30, 1996 and 1995 (including those designated as available for sale) are summarized as follows:

                                                                  1996
                                                       GROSS           GROSS
                                  AMORTIZED          UNREALIZED      UNREALIZED    MARKET
                                    COST               GAINS           LOSSES      VALUE
HELD TO MATURITY:                                           (In thousands)
 Federal Home Loan
  Mortgage Corporation
  participation certificates       $ 1,988            $     3         $ 75        $ 1,916
 Government National
  Mortgage Association
  participation certificates         2,377                 27           25          2,379
 Federal National
  Mortgage Association
  participation certificates        14,677                  1          628         14,050
                                   -------            -------         ----        -------
   Total mortgage-backed
    securities held to maturity     19,042                 31          728         18,345

AVAILABLE FOR SALE:
 Federal Home Loan
  Mortgage Corporation
  participation certificates         4,155                 --           20          4,135
                                   -------            -------         ----        -------
   Total mortgage-backed
    securities                     $23,197            $    31         $748        $22,480
                                   =======            =======         ====        =======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

                                                                1995
                                                        GROSS          GROSS
                                  AMORTIZED          UNREALIZED     UNREALIZED   MARKET
                                    COST               GAINS          LOSSES     VALUE
HELD TO MATURITY:                                          (In thousands)
Federal Home Loan
 Mortgage Corporation
 participation certificates        $2,712            $ 6             $  74       $2,644
Government National
 Mortgage Association
 participation certificates         1,752             71                 -        1,823
Federal National
 Mortgage Association
 participation certificates         1,562              2                35        1,529
                                   ------            ---             -----       ------
  Total mortgage-backed
   securities held to maturity     $6,026            $79             $ 109       $5,996
                                   ======            ===             =====       ======

  The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below. Based on materiality, contractual maturities of mortgage-backed securities designated as available for sale have been combined with those designated as held to maturity. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                   JUNE 30,
                                 1996     1995

  Due within three years        $ 1,184  $  308
  Due in three to five years        934     243
  Due in five to ten years        2,959     769
  Due in ten to twenty years     10,002   2,598
  Due after twenty years          8,118   2,108
                                -------  ------

                                $23,197  $6,026
                                =======  ======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE

  The composition of the loan portfolio at June 30 is as follows:

                                              1996     1995
                                              (In thousands)
  Residential real estate
    One-to-four family                       $24,635  $23,596
    Multi-family                               4,477    3,703
    Construction                                 195      375
  Nonresidential real estate and land         10,462    9,639
  Consumer and other                           3,951    3,620
                                             -------  -------
                                              43,720   40,933
  Less:
  Undisbursed portion of loans in process        178      321
  Deferred loan origination fees                  78       66
  Unearned discount                               77      103
  Allowance for loan losses                      367      352
                                             -------  -------

                                             $43,020  $40,091
                                             =======  =======

  The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $28.6 million, or 66%, of the total loan portfolio at June 30, 1996 and $26.9 million, or 67%, of the total loan portfolio at June 30, 1995. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

  In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $303,000 and $217,000 at June 30, 1996 and 1995, respectively.

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE D - ALLOWANCE FOR LOAN LOSSES

  The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                  1996   1995   1994
                                    (In thousands)
  Balance at beginning of year    $ 352  $ 152  $ 122
  Provision for loan losses          15    200     30
                                  -----  -----  -----

  Balance at end of year          $ 367  $ 352  $ 152
                                  =====  =====  =====

  As of June 30, 1996, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

  Nonperforming and renegotiated loans for which interest has been reduced totaled approximately $122,000, $362,000 and $101,000 at June 30, 1996, 1995
  and 1994, respectively.

  During the years ended June 30, 1996, 1995 and 1994, interest income of approximately $3,000, $1,000 and $1,000, respectively, would have been recognized had nonperforming and renegotiated loans been performing in accordance with contractual terms.


NOTE E - OFFICE PREMISES AND EQUIPMENT

  Office premises and equipment at June 30 are comprised of the following:

                                          1996    1995
                                         (In thousands)
  Land and improvements                  $  477  $  475
  Office buildings and improvements         939     939
  Furniture, fixtures and equipment         276     243
                                         ------  ------
                                          1,692   1,657
    Less accumulated depreciation and
      amortization                          331     279
                                         ------  ------

                                         $1,361  $1,378
                                         ======  ======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                1996     1995
                                     (In thousands)
NOW accounts
  1996 - 1.92%                      $ 8,868
  1995 - 2.31%                               $ 7,472
Passbook
  1996 - 2.80%                        6,299
  1995 - 3.05%                                 6,031
Money market deposit accounts
  1996 - 3.02%                        2,858
  1995 - 2.67%                                 3,668
                                     ------  -------
Total demand, transaction and
  passbook deposits                  18,025   17,171

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1996 - 4.75%                    6,106
      1995 - 5.12%                             6,764
    12 months to 24 months
      1996 - 5.30%                   16,232
      1995 - 5.75%                            16,667
    30 months to 36 months
      1996 - 5.27%                    4,368
      1995 - 4.86%                             4,817
    More than 36 months
      1996 - 5.46%                    3,512
      1995 - 5.67%                             4,033
  Individual retirement accounts
      1996 - 5.67%                    3,535
      1995 - 5.30%                             3,653
                                    -------  -------
Total certificates of deposit        33,753   35,934
                                    -------  -------

Total deposit accounts              $51,778  $53,105
                                    =======  =======

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE F - DEPOSITS (continued)

  Interest expense on deposits for the year ended June 30 is summarized as follows:

                                             1996             1995               1994
                                                         (In thousands)
  Passbook                                   $  185          $   180            $   168
  NOW and money market deposit
    accounts                                    264              308                287
  Certificates of deposit                     1,856            1,636              1,524
                                             ------          -------            -------

                                             $2,305          $ 2,124            $ 1,979
                                             ======          =======            =======

  Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                   1996               1995
                                       (In thousands)
  Less than one year              $24,713            $25,245
  One to three years                8,262             10,282
  Over three years                    778                407
                                  -------            -------

                                  $33,753            $35,934
                                  =======            =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

  Advances from the Federal Home Loan Bank, collateralized at June 30, 1996 by pledges of certain residential mortgage loans totaling $21.8 million and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                MATURING
WEIGHTED-AVERAGE                YEAR ENDING
INTEREST RATE                   JUNE 30,     1996     1995
                                          (In thousands)
     5.01%                      1996      $     -   $1,750
     5.40% - 5.75%              1998       11,000        -
     5.52%                      2006        3,100        -
     4.00%                      2025          323      329
     4.00%                      2026          105        -
                                          -------   ------

                                          $14,528   $2,079
                                          =======   ======

     Weighted-average interest rate     5.46%    4.85%
                                        ====     ====

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE H - FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed at the statutory corporate tax rate as follows:

                                                       JUNE 30,
                                          1996           1995           1994
                                                    (In thousands)
  Federal income taxes computed at
    statutory rate                        $ 420          $ 245          $ 442
  Increase (decrease) in taxes
   resulting from:
    Non-taxable interest income             (39)           (29)           (29)
    Other                                     4             27            (22)
                                          -----          -----          -----
  Federal income tax provision per
   consolidated
    statements of earnings                $ 385          $ 243          $ 391
                                          =====          =====          =====

   The composition of the Corporation's net deferred tax asset at June 30 is as follows:

                                          1996               1995
                                               (In thousands)
  Taxes (payable) refundable on
   temporary
  differences at estimated corporate
   tax rate:
    Deferred tax assets:
      General loan loss allowance       $  91             $  91
      Deferred loan origination fees       26                23
      Deferred compensation                83                73
      Unrealized losses on securities
       designated as
        available for sale                 26                 -
                                        -----             -----
          Total deferred tax assets       226               187

    Deferred tax liabilities:
      Percentage of earnings bad debt
       deduction                          (91)              (91)
      Book/tax depreciation               (17)              (16)
      Federal Home Loan Bank stock
       dividends                          (20)              (11)
      Other                               (19)              (34)
                                        -----             -----
Total deferred tax liabilities           (147)             (152)
                                        -----             -----

         Net deferred tax asset         $  79             $  35
                                        =====             =====

                         KENTUCKY FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE H - FEDERAL INCOME TAXES (continued)

     The Savings Bank is allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1996 include approximately $1.6 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $450,000 at June 30, 1996. See Note J regarding the Savings Bank's future percentage of earnings bad debt deductions.


NOTE I - LOAN COMMITMENTS

     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

     The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

     At June 30, 1996, the Savings Bank had outstanding commitments of approximately $419,000 to originate loans. In the opinion of management all loan commitments equaled or exceeded prevailing market interest rates as of June 30, 1996, and will be funded from normal cash flow from operations.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994


     NOTE J - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

     The Savings Bank is subject to minimum regulatory capital requirements promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets such as capitalized mortgage servicing rights) equal to 3.0% of adjusted total assets. A recent OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4% - 5% of adjusted total assets for substantially all savings institutions. Management anticipates no material change to the Savings Bank's present excess regulatory capital position as a result of this change in the regulatory capital requirement. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

     As of June 30, 1996, the Savings Bank's regulatory capital exceeded all minimum regulatory capital requirements as shown in the following table:

                                                               REGULATORY CAPITAL
                                      TANGIBLE                       CORE                   RISK-BASED
                                        CAPITAL      PERCENT       CAPITAL       PERCENT        CAPITAL       PERCENT
                                                                     (In thousands)
Capital under generally accepted
 accounting principles                $15,578                    $15,578                      $15,578
Unrealized losses on securities
 designated as available for sale          50                         50                           50
Additional capital items
 General valuation
  allowances                              -                         -                             367
                                      --------                   -------                      -------
Regulatory capital computed            15,628         18.2        15,628           18.2        15,995           35.6
Minimum capital requirement             1,288          1.5         2,575            3.0         3,594            8.0
                                      --------        ----       -------           ----       -------           ----

Regulatory capital - excess           $14,340         16.7       $13,053           15.2       $12,401           27.6
                                      =======         ====       =======           ====       =======           ====

                             KENTUCKY FIRST BANCORP, INC.

                             June 30, 1996, 1995 and 1994


     NOTE J - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL (continued)

     The deposit accounts of the Savings Bank and of other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF are below the level required by law, because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996, no BIF assessments are required for healthy commercial banks except for a $2,000 minimum fee. A continuation of this premium disparity could have a negative competitive impact on the Savings Bank and other institutions with SAIF deposits.

     Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, that recapitalization plan provides for a special assessment of approximately $.69 to $.71 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. This would likely increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments would initially be set at the same level as BIF assessments and could never be reduced below the level for BIF assessments. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer SAIF deposits to the BIF.

     A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Savings Bank would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under recently enacted legislation, the Savings Bank is required to recapture, as taxable income, approximately $268,000 of its percentage of earnings bad debt deduction, which represents post-1987 additions, and would be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and is permitted to amortize the recapture of its percentage of earnings bad debt deduction over six years.

     The Savings Bank had $53.6 million in deposits at March 31, 1995. If the special assessment level is finalized at $.71 per $100 in deposits, the Savings Bank will pay an assessment of $380,000. This assessment will be tax deductible, but it will reduce earnings and capital for the quarter in which it is recorded.

     No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Savings Bank can give no assurances that the disparity between BIF and SAIF assessments will be eliminated.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994


NOTE K - CORPORATE REORGANIZATION AND CONVERSION TO STOCK FORM

     During fiscal 1995, the Savings Bank's Board of Directors adopted a plan of conversion (the Plan) whereby the Savings Bank would convert to the stock form of ownership, followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Kentucky First Bancorp, Inc. Pursuant to the Plan, the Savings Bank offered for sale up to
     1.4 million common shares to its depositors. The stock offering was completed on August 28, 1995, culminating in the sale of 1,388,625 common shares and the receipt of $12.2 million of net equity capital after consideration of offering expenses and shares acquired by the ESOP.

     At the completion of the conversion to stock form, the Savings Bank established a liquidation account in an amount equal to retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.

     In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings. The Savings Bank may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for SAIF insured institutions.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 1996, 1995 and 1994


NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST BANCORP, INC.

 The following condensed financial statements summarize the financial position of Kentucky First Bancorp, Inc. as of June 30, 1996, and the results of its operations for the ten month period then ended.

                          KENTUCKY FIRST BANCORP, INC.
                        STATEMENT OF FINANCIAL CONDITION
                                 June 30, 1996
                                 (In thousands)

     ASSETS
Interest-bearing deposits in First Federal Savings Bank of Cynthiana    $    76
Interest-bearing deposits in other financial institutions                   560
Investment securities                                                     2,000
Loan receivable from ESOP                                                 1,018
Investment in First Federal Savings Bank of Cynthiana                    15,578
Prepaid expenses and other                                                   24
                                                                        -------

     Total assets                                                       $19,256
                                                                        =======

SHAREHOLDERS' EQUITY

Shareholders' equity
 Common stock and additional paid-in capital                            $18,875
 Retained earnings                                                          431
 Unrealized losses on securities designated as available for sale,
  net of related tax effects                                                (50)
                                                                        -------

     Total shareholders' equity                                         $19,256
                                                                        =======


                          KENTUCKY FIRST BANCORP, INC.
                             STATEMENT OF EARNINGS
                           Period ended June 30, 1996
                                 (In thousands)

Revenue
 Interest income                                                          $171
 Equity in earnings of First Federal Savings Bank of Cynthiana             780
                                                                          ----
    Total revenue                                                          951

General and administrative expenses                                        173
                                                                          ----
Earnings before income taxes                                               778

Federal income taxes                                                        --
                                                                          ----
     NET EARNINGS                                                         $778
                                                                          ====

                              BOARD OF DIRECTORS

WILLIAM D. MORRIS                                 G. BERNARD MIDDEN, JR.               JOHN SWINFORD
Chairman of the Board of the                       Retired                             Attorney, Swinford & Sims, P.S.C.
Company and the Bank

BETTY J. LONG                                     MILTON G. REES                       WILBUR H. WILSON
President and Chief Executive                     Retired                              Physician
Officer of the Company and the Bank

LUTHER O. BECKETT                                DIANE E. RITCHIE
Vice Chairman of the Board of the                Vice President of the Bank
Company and the Bank


                              EXECUTIVE OFFICERS

WILLIAM D. MORRIS                                    LUTHER O. BECKETT                           BETTY J. LONG
Chairman of the Board of the Company and     Vice Chairman of the Board of the      President and Chief Executive Officer of
 the Bank                                          Company and the Bank                               the
                                                                                             Company and the Bank

KEVIN R. TOLLE                                         ROBBIE G. COX                            DIANE E. RITCHIE
Vice President of the Bank                      Vice President and Financial               Vice President of the Bank
Secretary/Treasurer of the Company                        Officer
                                                of the Company and the Bank

RHONDA BROWN                                            JANE KEARNS
Vice President of the Bank                         Treasurer of the Bank


                               OFFICE LOCATIONS

MAIN OFFICE AND CORPORATE                     BRANCH OFFICE:
 HEADQUARTERS:                                100 Ladish Road
306 North Main Street                         Cynthiana, Kentucky  41031-1210
Cynthiana, Kentucky  41031-1210
(606) 234-1440


                              GENERAL INFORMATION

INDEPENDENT AUDITORS                         ANNUAL MEETING                          STOCKHOLDER INQUIRIES AND AVAILABILITY OF
Grant Thornton LLP                           The Annual Meeting of Stockholders      10-KSB REPORT
Suite 900                                    will be held on November 6, 1996 at     A COPY OF THE COMPANY'S
625 Eden Park Drive                          4:30 p.m. at First Federal Savings      ANNUAL REPORT ON FORM
Cincinnati, Ohio  45202                      Bank                                    10-KSB FOR THE FISCAL YEAR
                                             306 North Main Street                   ENDED JUNE 30, 1996 AS FILED
SPECIAL COUNSEL                              Cynthiana, Kentucky  41031-1210         WITH THE SECURITIES AND
Housley Kantarian & Bronstein, P.C.                                                  EXCHANGE COMMISSION WILL BE
1220 19th Street, N.W.  Suite 700            TRANSFER AGENT AND REGISTRAR            FURNISHED WITHOUT CHARGE TO
Washington, D.C.  20036                      Registrar and Transfer Company          STOCKHOLDERS AS OF THE
                                             10 Commerce Drive                       RECORD DATE FOR THE
                                             Cranford, New Jersey  07016             NOVEMBER 6, 1996 ANNUAL
                                                                                     MEETING UPON WRITTEN
                                                                                     REQUEST TO INVESTOR
                                                                                     RELATIONS, KENTUCKY FIRST
                                                                                     BANCORP, INC., 306 NORTH MAIN
                                                                                     STREET, CYNTHIANA, KENTUCKY
                                                                                     41031-1210.


                         KENTUCKY FIRST BANCORP.  INC.
                         -----------------------------
                                     <LOGO>
                        360 N. MAIN STREET, P.O. BOX 368
                           CYNTHIANA, KENTUCKY  41031
                                 (606) 234-1440