Form 10-K, Exhibit 13
period 2003-06-30
KENTUCKY FIRST BANCORP INC
filed 2003-09-29
CIK 943891

Dear Stockholders:


We are pleased to report the results of Kentucky First Bancorp's operations for fiscal 2003, our seventh full year as a public company. While this report provides detail regarding our financial results for the past year, the results are overshadowed by the decision of your Board of Directors to merge your Company with Kentucky Bancshares, Inc.

Your Board of Directors and management remain ever committed to maximizing the return on your investment in Kentucky First Bancorp. Toward that goal, on July 8, 2003, Kentucky First Bancorp executed a definitive Agreement and Plan of Merger with Kentucky Bancshares, Inc. (who was named Bourbon Bancshares, Inc. at the time of the signing of the Agreement), which provides for Kentucky Bancshares' acquisition of Kentucky First Bancorp and First Federal Savings Bank. The Agreement provides that Kentucky Bancshares will pay Kentucky First Bancorp stockholders $23.25 in cash per share of common stock that each stockholder holds on September 8, 2003. The transaction is expected to close during the fourth quarter of 2003, subject to regulatory approvals and the approval of the stockholders of Kentucky First Bancorp.

Kentucky Bancshares is a financial services holding company and is the parent of Kentucky Bank, a Kentucky state chartered commercial bank and trust company. Kentucky Bank has its main office in Paris, Kentucky with additional offices in Paris, North Middletown, Winchester, Georgetown, Versailles, Nicholasville, Wilmore and Cynthiana, Kentucky.

The Directors, management and employees of Kentucky First Bancorp take pride in the confidence that you, the stockholders, have shown in our Company.

                                Sincerely,


                                /s/ Betty J. Long
                                Betty J. Long
                                President and Chief Executive Officer

                          KENTUCKY FIRST BANCORP, INC.

     Kentucky First Bancorp, Inc. (the "Company"), a Delaware corporation, was organized at the direction of the Board of Directors of First Federal Savings Bank, Cynthiana, Kentucky ("First Federal" or the "Bank") in April 1995 to acquire all of the capital stock to be issued by the Bank in its conversion from mutual to stock form (the "Conversion"). The Conversion was completed August 28, 1995, with the Company issuing 1,388,625 shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its issued and outstanding common stock to the Company. Prior to the Conversion, the Company did not engage in any material operations. The Company does not have any significant assets other than the outstanding capital stock of the Bank, cash and interest-bearing deposits and a note receivable from the Company's Employee Stock Ownership Plan Trust ("ESOP"). The Company's principal business is the business of the Bank. At June 30, 2003, the Company had total assets of $74.5 million, deposits of $53.0 million, net loans receivable of $33.9 million and shareholders' equity of $13.2 million.

                           FIRST FEDERAL SAVINGS BANK

     First Federal was formed in 1888 under the name of Cynthiana Building & Saving Association. In 1966, the Bank converted to a federally chartered savings and loan association and adopted the name of First Federal Savings and Loan Association of Cynthiana. The Bank converted to a federally chartered savings bank under the name of First Federal Savings Bank in January 1988. The Bank operates two offices in Cynthiana, Kentucky. The Bank is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds by originating and purchasing loans secured by one- to four-family residential properties located in its market area, construction loans, commercial and multi-family mortgage loans, agricultural loans, commercial business loans and consumer loans.

     First Federal's business strategy is to operate a well-capitalized, profitable community savings association dedicated to financing home ownership in its market area and providing quality service to its customers. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits for each depositor. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the twelve district banks comprising the FHLB System. The Bank is subject to comprehensive examination, supervision and regulation by the Office of Thrift Supervision ("OTS") and the FDIC. Such regulation is intended primarily for the protection of depositors.

     On July 8, 2003, the Company entered into an Agreement and Plan of Merger with Kentucky Bancshares, Inc. (who was named Bourbon Bancshares, Inc. as the time of the signing of the Agreement) and its wholly owned subsidiary, Bourbon Acquisition Corp., pursuant to the terms of which, including the receipt of regulatory approval and the approval of the stockholders of the Company, the Company will merge into Bourbon Acquisition Corp. and each stockholder of the Company (except for stockholders who have perfected their appraisal rights), will be entitled to receive cash consideration of $23.25 for each share of their Company common stock from Kentucky Bancshares, Inc. It is expected that the merger will be consummated in the fourth quarter of 2003.

     Both the Company's and First Federal's executive offices are located at 308 North Main Street, Cynthiana, Kentucky 41031-1210, and its telephone number is
(859) 234-1440.

                               MARKET INFORMATION


     The Common Stock began trading under the symbol "KYF" on the American Stock Exchange on August 29, 1995. As of September 8, 2003, there were 882,613 shares of the Common Stock outstanding. The number of registered holders as of that date was 237.

     The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the past two fiscal years.

                                                                                           DIVIDENDS
                     QUARTER ENDED                    HIGH               LOW                DECLARED

                    September 30, 2001              $13.0000           $12.5000              $0.150
                    December 31, 2001               $13.0000           $12.4500              $0.150
                    March 31, 2002                  $13.1200           $12.7400              $0.160
                    June 30, 2002                   $14.6500           $12.7500              $0.160

                    September 30, 2002              $14.7500           $13.7500              $0.160
                    December 31, 2002               $17.0000           $14.7500              $0.160
                    March 31, 2003                  $17.7000           $16.3500              $0.160
                    June 30, 2003                   $18.0000           $17.3900              $0.160

     The income of the Company consists of interest on investment and related securities and dividends which may periodically be declared and paid by the Board of Directors of the Bank on the common shares of the Bank held by the Company.

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

     OTS regulations applicable to all savings associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days' prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Savings associations with total capital in excess of the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

     The Bank currently meets all of its regulatory requirements and, unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank may pay dividends in accordance with the foregoing provisions of the OTS regulations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's market area generally.

     Some of the forward-looking statements included herein are the statements regarding management's determination of the amount and adequacy of the allowance for loan losses and the effect of certain recent accounting pronouncements.

GENERAL

     The Company's principal business since August 28, 1995 has been that of the Bank. Therefore, this discussion relates primarily to the Bank. Historically, the Bank has functioned as a financial intermediary, attracting deposits from the general public and using such deposits to make and purchase mortgage and other loans and, to a lesser extent, to purchase investment and mortgage-backed securities. As such, its earnings have depended primarily on its net interest income, or "spread," which is the difference between the amount it receives from interest earned on loans and investments ("interest-earning assets") and the amount it pays in interest on its deposits and borrowings ("interest-bearing liabilities"). Results of operations are also dependent upon the level of the Bank's other income, including fee income and service charges and by the level of its general, administrative and other expense, including employee compensation and benefits, occupancy and equipment expense and other operating expenses.

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of First Federal's net earnings, is determined by the difference, or "spread," between the yield earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities and the relative amounts of such assets and liabilities. Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. First Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity of its assets and liabilities. Such strategies include the purchase of federal agency bonds and the origination and purchase of adjustable-rate mortgage loans secured by one-to-four family residential real estate, multi-family and commercial real estate loans. The Bank's loan pricing strategies are designed to encourage customers to choose adjustable rate, rather than fixed rate, mortgage loans.

INTEREST RATE SENSITIVITY ANALYSIS AND NET PORTFOLIO VALUE

     First Federal, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As a part of its effort to monitor its interest rate risk, First Federal reviews the reports of the OTS which set forth the application of the "net portfolio value" ("NPV") methodology used by the OTS. Generally, NPV is the discounted present value of the difference between an institution's incoming cash flows from interest-earning assets and outgoing cash flows on interest-bearing liabilities and off balance sheet items. The methodology attempts to quantify interest rate risk as the change in the NPV which would result from theoretical changes in market interest rates.

     The following tables set forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 2003 and June 30, 2002, in the event of instantaneous and permanent 100 basis point increases and decreases in market interest rates.

                                              NET PORTFOLIO VALUE, JUNE 30, 2003

                                    Net Portfolio Value                   NPV as % of Portfolio Value of Assets
             Change        --------------------------------------         -------------------------------------
            in Rates       Amount         $ Change      % Change          NPV Ratio       Basis Point Changes
            --------       ------         --------      --------          ---------       -------------------
                                            (Dollars in thousands)
             +300 bp        $11,818        $(2,971)         (20)%          16.12%              (292) bp
             +200 bp         13,099         (1,690)         (11)           17.46               (158) bp
             +100 bp         14,162           (627)          (4)           18.50                (54) bp
                0 bp         14,789             --           --            19.04                 --
             -100 bp         15,035            246            2            19.16                 12  bp

                                                NET PORTFOLIO VALUE, JUNE 30, 2002

                                         Net Portfolio Value            NPV as % of Portfolio Value of Assets
             Change        ------------------------------------------   -------------------------------------
            in Rates       Amount         $ Change      % Change        NPV Ratio       Basis Point Changes
            --------       ------         --------      --------        ---------       -------------------
                                            (Dollars in thousands)
             +300 bp        $10,842        $(4,262)         (28)%         14.03%              (420) bp
             +200 bp         12,426         (2,678)         (18)          15.68               (255) bp
             +100 bp         13,915         (1,189)          (8)          17.14               (109) bp
                0 bp         15,104             --           --           18.23                 --
             -100 bp         15,875            771            5           18.86                 63  bp

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables.

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

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     Net  interest  income is affected by (i) the  difference  between  rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans are included in the net loan category.

                                                                                    Year Ended June 30,
                                        --------------------------------------------------------------------------------------------
                                                      2003                           2002                         2001
                                        ----------------------------   -----------------------------  -----------------------------
                                                           Average                          Average                        Average
                                        Average             Yield/     Average              Yield/    Average              Yield/
                                        Balance   Interest   Cost      Balance   Interest    Cost     Balance  Interest     Cost
                                        -------   -------- ---------   -------   --------  --------   -------  --------    -------
                                                                                  (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net (1)............ $37,076    $2,749     7.41%    $44,065    $3,449    7.83%   $ 45,637     $3,688      8.08%

  Mortgage-backed securities...........  19,229     1,026     5.34      19,430     1,158    5.96      14,241        959      6.73

  Investment securities................  14,192       606     4.27       8,453       459    5.43       8,953        525      5.86

  Other interest-earning assets........   3,550        70     1.97       3,809       118    3.10       2,126        131      6.16
                                        -------   -------              -------    ------            --------     ------

    Total interest-earning assets......  74,047     4,451     6.01      75,757     5,184    6.84      70,957      5,303      7.47

Non-interest-earning assets............   3,179                          2,211                         1,875
                                        -------                        -------                      --------
    Total assets....................... $77,226                        $77,968                      $ 72,832
                                         ======                         ======                      ========

Interest-bearing liabilities:
  Deposits............................. $53,228     1,308     2.46     $53,516     1,902    3.55    $ 51,429      2,292      4.46

  Borrowings...........................   9,990       440     4.40      11,082       488    4.40       8,239        470      5.70
                                        -------    ------               ------    ------             -------     ------

     Total interest-bearing liabilities  63,218     1,748     2.77      64,598     2,390    3.70      59,668      2,762      4.63
                                                    -----  -------                 -----  ------                  -----    ------

Non-interest-bearing liabilities.......     968                            622                           566
                                       --------                       --------                      --------
     Total liabilities.................  64,186                         65,220                        60,234
Shareholders' equity...................  13,040                         12,748                        12,598
                                         ------                         ------                      --------
     Total liabilities and
       shareholders' equity............ $77,226                        $77,968                       $72,832
                                         ======                        =======                       =======
Net interest income....................            $2,703                         $2,794                         $2,541
                                                    =====                          =====                          =====
Interest rate spread (2)...............                       3.24%                         3.14%                            2.84%
                                                           =======                        ======                           ======
Net yield on interest-earning assets (3)                      3.65%                         3.69%                            3.58%
                                                           =======                        ======                           ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                   117.13%                       117.27%                          118.92%
                                                           =======                        ======                           ======

(1)  Includes non-accrual loans.
(2) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Represents net interest income as a percentage of the average balance of interest-earning assets for the same period.

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

                                                                     Year Ended June 30,
                                          ---------------------------------------------------------------
                                                   2003 vs. 2002                   2002 vs. 2001
                                          -----------------------------    ------------------------------
                                                Increase (Decrease)             Increase (Decrease)
                                                      Due to                            Due to
                                          -----------------------------    ------------------------------
                                           Rate      Volume       Total    Rate      Volume       Total
                                          ------   ----------   --------   -----   -----------   --------
                                                                        (In thousands)

Interest income:
  Loans                                   $(175)     $(525)      $(700)   $(114)      $(125)      $(239)
  Mortgage-backed securities               (120)       (12)       (132)    (120)        319         199
  Investment securities                    (114)       261         147      (38)        (28)        (66)
  Other interest-earning assets             (40)        (8)        (48)     (85)         72         (13)
                                          -----     ------       -----    -----       -----        ----
     Total interest-earning assets         (449)      (284)       (733)    (357)        238        (119)
                                                                           ----         ---        ----

Interest expense:
  Deposits                                 (584)       (10)       (594)    (480)         90        (390)
  Borrowings                                 --        (48)        (48)    (122)        140          18
                                           ----       ----        ----     ----        ----       -----
     Total interest-bearing liabilities    (584)       (58)       (642)    (602)        230        (372)
                                           ----       ----        ----     ----        ----        ----

Increase (decrease) in net interest                             $  (91)                           $ 253
  income                                                         =====                             ====


COMPARISON OF FINANCIAL CONDITION CHANGES FROM JUNE 30, 2003 TO JUNE 30, 2002

     The Company's consolidated total assets amounted to $74.5 million at June 30, 2003, a decrease of $5.2 million, or 6.5%, from the total at June 30, 2002. The decrease in assets was primarily due to prepayments of mortgage loans and repayments of advances from the Federal Home Loan Bank.

     Liquid assets (i.e. cash, interest-bearing deposits and investment securities) increased by $7.7 million, or 52.4%, to a total of $22.5 million at June 30, 2003. Investment securities purchases amounted to $10.9 million during fiscal 2003, while maturities totaled $6.5 million. The increase in investment securities was funded primarily by repayments of mortgage-backed securities and principal repayments on mortgage loans. Mortgage-backed securities totaled $15.3 million at June 30, 2003, a decrease of $6.9 million, or 31.2%, from June 30, 2002 levels. The decrease was due primarily to principal repayments totaling $11.2 million, partially offset by purchases of $4.2 million during the period.

     Net loans receivable decreased by $5.4 million, or 13.8%, during fiscal 2003, to a total of $33.9 million at June 30, 2003. Principal repayments of $14.7 million exceeded loan disbursements of $9.2 million. The decrease in loans was primarily comprised of a $2.9 million decrease in loans secured by one-to-four family residential real estate and a $1.9 million decrease in loans secured by nonresidential real estate and land. The allowance for loan losses totaled $340,000 at June 30, 2003, compared to $241,000 at June 30, 2002. During the fiscal year ended June 30, 2003, the Company realized a recovery totaling $150,000 from the settlement of a nonperforming loan, of which $100,000 was recorded as an addition to the allowance for loan losses, which accounted for the increase in the allowance. Nonperforming loans totaled $146,000 at June 30, 2003, compared to $51,000 at June 30, 2002. The allowance for loan losses represented 233% and 473% of non-performing loans at June 30, 2003 and 2002, respectively. Although management believes that its allowance for loan losses at June 30, 2003 was adequate based upon the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

     Deposits totaled $53.0 million at June 30, 2003, a decrease of $1.2 million, or 2.1%, from June 30, 2002 levels. Although management generally pursues a strategy of moderate growth in deposits, the Bank historically has not engaged in sporadic increases and decreases in interest rates offered, nor has it offered the highest interest rate in its market area. Advances from the FHLB totaled $7.7 million at June 30, 2003, a decrease of $4.1 million, or 34.9%, from the total at June 30, 2002.

     The Company's shareholders' equity amounted to $13.2 million at June 30, 2003, an increase of $89,000, or 0.7%, over June 30, 2002 levels. The increase resulted from net earnings of $872,000, an increase in unrealized gains on securities designated as available for sale of $311,000, amortization effects of stock benefit plans of $149,000, and issuance of shares under the stock option plan of $136,000, which were partially offset by purchases of treasury stock totaling $832,000 and by dividends paid on common stock totaling $547,000.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 2003 AND 2002

     GENERAL. Net earnings amounted to $872,000 for the fiscal year ended June 30, 2003, a decrease of $75,000, or 7.9%, compared to the $947,000 of net earnings reported in fiscal 2002. The decrease in net earnings was due primarily to a $91,000 decrease in net interest income and a $105,000 increase in general, administrative and other expense, which were partially offset by an $89,000 decrease in the provision for losses on loans and a $24,000 decrease in the provision for federal income taxes.

     NET INTEREST INCOME. Interest income totaled $4.5 million for the fiscal year ended June 30, 2003, a decrease of $733,000, or 14.1%, from the $5.2 million of interest income reported in fiscal 2002. The decrease resulted from an 83 basis point decrease in the average yield, from 6.84% during fiscal 2002 to 6.01% during fiscal 2003, and a decrease of $1.7 million, or 2.3%, in the average balance of interest-earning assets outstanding. Interest income on loans decreased by $700,000, or 20.3%, due to a $7.0 million, or 15.9%, decrease in the average balance of loans outstanding and a 42 basis point decrease in yield, from 7.83% during fiscal 2002 to 7.41% during fiscal 2003. Interest income on mortgage-backed securities decreased by $132,000, or 11.4%, due to a $201,000, or 1.0%, decrease in the average balance outstanding and a 62 basis point decrease in average yield, from 5.96% during fiscal 2002 to 5.34% during fiscal 2003. Interest income on investment securities and interest-bearing deposits increased by $99,000, or 17.2%, due to a $5.5 million, or 44.7%, increase in the average balance outstanding, which was partially offset by a 90 basis point decrease in the average yield, from 4.71% during fiscal 2002 to 3.81% during fiscal 2003.

     Interest expense totaled $1.7 million for the fiscal year ended June 30, 2003, a decrease of $642,000, or 26.9%, from the $2.4 million of total interest expense reported in fiscal 2002. Interest expense on deposits decreased by $594,000, or 31.2%, due to a 109 basis point decrease in the average cost of deposits, from 3.55% during fiscal 2002 to 2.46% during fiscal 2003, and a decrease in the average balance of deposits outstanding. Interest expense on borrowings decreased by $48,000, or 9.8%, due to a $1.1 million, or 9.9%, decrease in the average balance of such advances outstanding. The decreases in the weighted-average yields on interest-earning assets and weighted-average costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy.

     As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $91,000, or 3.3%, to a total of $2.7 million for the fiscal year ended June 30, 2003, as compared to fiscal 2002. The interest rate spread amounted to 3.24% and 3.14% during the respective fiscal 2003 and 2002 years, while the net interest margin amounted to 3.65% in fiscal 2003 and 3.69% in fiscal 2002.

     PROVISION FOR LOSSES ON LOANS. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. During fiscal 2003, the Corporation realized a $150,000 recovery on a nonperforming loan. Based upon the foregoing analysis, management elected to record $100,000 as an addition to the allowance for loan losses and $50,000 as a credit to operations. This addition to the allowance for loan losses was predicated primarily upon the level of the Bank's non-performing loans during the periods. There can be no assurance that the loan loss allowance of the Bank will be adequate to cover losses on non-performing assets in the future.

     OTHER INCOME. Other income totaled $200,000 for the fiscal year ended June 30, 2003, an increase of $8,000, or 4.2%, compared to fiscal 2002, due primarily to an $18,000, or 32.7%, increase in other operating income, partially offset by a $10,000, or 7.3%, decrease in service charges on deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $1.7 million for the fiscal year ended June 30, 2003, an increase of $105,000, or 6.6%, over fiscal 2002. The increase was due primarily to an $83,000, or 9.7%, increase in employee compensation and benefits, a $12,000, or 7.4%, increase in occupancy and equipment and a $13,000, or 3.6%, increase in other operating expense. The increase in employee compensation and benefits was due primarily to increased costs related to the ESOP and other benefit plans, as well as normal merit increases year to year. The increase in occupancy and equipment was due primarily to additional depreciation expense associated with the main office renovation completed in fiscal 2002. The increase in other operating expense was due to an increase in legal costs and pro-rata increases in various operating costs year to year.

     FEDERAL INCOME TAXES. The provision for federal income taxes totaled $376,000 for the fiscal year ended June 30, 2003, a decrease of $24,000, or 6.0%, compared to fiscal 2002. This decrease resulted primarily from a decrease in net earnings before taxes of $99,000, or 7.3%. The effective tax rates were 30.1% and 29.7% for the fiscal years ended June 30, 2003 and 2002, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 2002 AND 2001

     GENERAL. Net earnings amounted to $947,000 for the fiscal year ended June 30, 2002, an increase of $208,000, or 28.1%, compared to the $739,000 of net earnings reported in fiscal 2001. The increase in net earnings was due to a $253,000 increase in net interest income and a $95,000 decrease in general, administrative and other expense, which were partially offset by a $28,000 decrease in other income and a $112,000 increase in the provision for federal income taxes.

     NET INTEREST INCOME. Interest income totaled $5.2 million for the fiscal year ended June 30, 2002, a decrease of $119,000, or 2.2%, from the $5.3 million of interest income reported in fiscal 2001. The decrease resulted from a 63 basis point decrease in the average yield, from 7.47% during fiscal 2001 to 6.84% during fiscal 2002, which was partially offset by a $4.8 million, or 6.8%, increase in the average balance of interest-earning assets outstanding. Interest income on loans decreased by $239,000, or 6.5%, due to a $1.6 million, or 3.4%, decrease in the average balance of loans outstanding and a 25 basis point decrease in yield, from 8.08% during fiscal 2001 to 7.83% during fiscal 2002. Interest income on mortgage-backed securities increased by $199,000, or 20.8%, due to a $5.2 million, or 36.4%, increase in the average balance outstanding, which was partially offset by a 77 basis point decrease in average yield, from 6.73% during fiscal 2001 to 5.96% during fiscal 2002. Interest income on investment securities and interest-bearing deposits decreased by $79,000, or 12.0%, due to a 121 basis point decrease in the average yield, from 5.92% during fiscal 2001 to 4.71% during fiscal 2002, which was partially offset by a $1.2 million, or 10.7%, increase in the average balance outstanding.

     Interest expense totaled $2.4 million for the fiscal year ended June 30, 2002, a decrease of $372,000, or 13.5%, from the $2.8 million of total interest expense reported in fiscal 2001. Interest expense on deposits decreased by $390,000, or 17.0%, due to a 91 basis point decrease in the average cost of deposits, from 4.46% during fiscal 2001 to 3.55% during fiscal 2002, which was partially offset by a $2.1 million, or 4.1%, increase in the average balance of deposits outstanding. Interest expense on borrowings increased by $18,000, or 3.8%, due to a $2.8 million, or 34.5%, increase in the average balance of such advances outstanding, which was partially offset by a 130 basis point decrease in the average cost of advances, from 5.70% during fiscal 2001 to 4.40% during fiscal 2002. The decreases in the weighted-average yields on interest-earning assets and weighted-average costs of interest-bearing liabilities were due primarily to the overall decrease in interest rates in the economy during 2001. This low interest rate environment continued through the first six months of 2002.

     As a result of the foregoing changes in interest income and interest expense, net interest income increased by $253,000, or 10.0%, to a total of $2.8 million for the fiscal year ended June 30, 2002, as compared to fiscal 2001. The interest rate spread amounted to 3.14% and 2.84% during the respective fiscal 2002 and 2001 years, while the net interest margin amounted to 3.69% in fiscal 2002 and 3.58% in fiscal 2001.

     PROVISION FOR LOSSES ON LOANS. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio. As a result of such analysis, management recorded a $39,000 provision for losses on loans during each of the fiscal years ended June 30, 2002 and 2001. These additions to the allowance for loan losses were predicated primarily upon the level of the Bank's non-performing loans during the periods.

     OTHER INCOME. Other income totaled $192,000 for the fiscal year ended June 30, 2002, a decrease of $28,000, or 12.7%, compared to fiscal 2001, due primarily to a $17,000, or 11.0%, decrease in service charges on deposit accounts and an $8,000, or 12.7%, decrease in other operating income.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $1.6 million for the fiscal year ended June 30, 2002, a decrease of $95,000, or 5.6%, from fiscal 2001. The decrease was due primarily to a $121,000, or 12.3%, decrease in employee compensation and benefits, which was partially offset by a $14,000, or 10.0%, increase in data processing and $16,000, or 4.7%, increase in other operating expense.

     The decrease in employee compensation and benefits was primarily due to a reduction in staffing levels year to year and a $101,000 decrease in expense related to the expiration of the management recognition plan, a stock benefit plan implemented following the Bank's conversion from mutual to stock form. These decreases were partially offset by normal merit increases and an increase in expense associated with the ESOP. The increases in data processing and other operating expense were attributable primarily to pro-rata increases related to the Company's overall growth year to year.

     FEDERAL INCOME TAXES. The provision for federal income taxes totaled $400,000 for the fiscal year ended June 30, 2002, an increase of $112,000, or 38.9%, compared to fiscal 2001. This increase resulted primarily from an increase in net earnings before taxes of $320,000, or 31.2%. The effective tax rates were 29.7% and 28.0% for the fiscal years ended June 30, 2002 and 2001, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company.

     First Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances. First Federal is required by OTS regulations to maintain minimum levels of liquid assets consistent with safe and sound operation.

     The Bank's liquid assets consist of cash and cash equivalents and the portfolio of investment and mortgage-backed securities. The level of liquid assets is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2003, the Bank had outstanding commitments to originate loans totaling $188,000. Certificates of deposit scheduled to mature in one year or less at June 30, 2003, totaled $26.6 million. The Bank believes that it has adequate resources to fund all of its commitments and that it can adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments.

     First Federal's capital ratios are substantially in excess of current regulatory capital requirements. At June 30, 2003, the Bank's tangible and core capital amounted to 16.2% of adjusted total assets, or 14.7% and 12.2%, respectively, in excess of the Bank's current 1.5% tangible and 4.0% core capital requirements. Additionally, the Bank's risk-based capital ratio was 36.0% at June 30, 2003, or 28.0% in excess of the Bank's 8.0% risk-based capital requirement.

CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of the Company's financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses.

     Management believes the allowance for loan losses is a critical accounting policy that required the most significant estimates and assumptions used in the preparation of the consolidated financial statements.

The allowance for loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimated loss therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of Allowance for Loan Losses in Notes A (5) and D to the Consolidated Financial Statements for a detailed description of management's estimation process and methodology related to the allowance for loan losses.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Kentucky First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Kentucky First Bancorp, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky First Bancorp, Inc. as of June 30, 2003 and 2002, and the results of its operations, comprehensive income and cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton

Cincinnati, Ohio
August 1, 2003

                          KENTUCKY FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             June 30, 2003 and 2002
                        (In thousands, except share data)

         ASSETS                                                           2003       2002

Cash and due from banks                                                $    500    $    600
Interest-bearing deposits in other financial institutions                 6,378       3,079
                                                                       --------    --------
         Cash and cash equivalents                                        6,878       3,679

Investment securities available for sale - at market                     15,655      11,105
Mortgage-backed securities available for sale - at market                15,287      22,204
Loans receivable - net                                                   33,932      39,355
Office premises and equipment - at depreciated cost                       1,368       1,237
Real estate acquired through foreclosure                                     --          45
Federal Home Loan Bank stock - at cost                                      725       1,477
Accrued interest receivable                                                 469         484
Prepaid expenses and other assets                                           115          86
Prepaid federal income taxes                                                 86          --
                                                                       --------    --------

         Total assets                                                  $ 74,515    $ 79,672
                                                                       ========    ========


         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                               $ 52,963    $ 54,119
Advances from the Federal Home Loan Bank                                  7,676      11,794
Accrued interest payable                                                     78         156
Other liabilities                                                           240         179
Accrued federal income taxes                                                 --           5
Deferred federal income taxes                                               319         269
                                                                       --------    --------
         Total liabilities                                               61,276      66,522

Commitments                                                                  --          --

Shareholders' equity
  Preferred stock - authorized 500,000 shares of $.01 par value;
    no shares issued                                                         --          --
  Common stock - authorized 3,000,000 shares of $.01 par value;
    1,388,625 shares issued                                                  14          14
  Additional paid-in capital                                              9,330       9,301
  Retained earnings - restricted                                          9,711       9,386
  Less shares acquired by Employee Stock Ownership Plan                    (370)       (462)
  Less 506,012 and 463,297 shares of treasury stock at June 30, 2003
    and 2002, respectively - at cost                                     (6,112)     (5,444)
  Accumulated comprehensive income, unrealized gains on securities
    designated as available for sale, net of related tax effects            666         355
                                                                       --------    --------
         Total shareholders' equity                                      13,239      13,150
                                                                       --------    --------

         Total liabilities and shareholders' equity                    $ 74,515    $ 79,672
                                                                       ========    ========

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                 For the year ended June 30, 2003, 2002 and 2001
                        (In thousands, except share data)


                                                                         2003              2002             2001
Interest income
  Loans                                                                $2,749            $3,449           $3,688
  Mortgage-backed securities                                            1,026             1,158              959
  Investment securities                                                   606               459              525
  Interest-bearing deposits and other                                      70               118              131
                                                                      -------            ------           ------
         Total interest income                                          4,451             5,184            5,303

Interest expense
  Deposits                                                              1,308             1,902            2,292
  Borrowings                                                              440               488              470
                                                                       ------            ------           ------
         Total interest expense                                         1,748             2,390            2,762
                                                                       ------            ------           ------

         Net interest income                                            2,703             2,794            2,541

Provision for (recoveries of) losses on loans                             (50)               39               39
                                                                      -------           -------           ------

         Net interest income after provision
           for (recoveries of) losses on loans                          2,753             2,755            2,502

Other income
  Gain on investment securities transactions                               --                --               3
  Service charges on deposit accounts                                     127               137              154
  Other operating                                                          73                55               63
                                                                      -------           -------           ------
         Total other income                                               200               192              220

General, administrative and other expense
  Employee compensation and benefits                                      943               860              981
  Occupancy and equipment                                                 175               163              169
  Data processing                                                         155               154              140
  State franchise tax                                                      61                65               63
  Other operating                                                         371               358              342
                                                                       ------            ------           ------
         Total general, administrative and other expense                1,705             1,600            1,695
                                                                       ------            ------            -----

         Earnings before income taxes                                   1,248             1,347            1,027

Federal income taxes
  Current                                                                 486               339              236
  Deferred                                                               (110)               61               52
                                                                       ------           -------          -------
         Total federal income taxes                                       376               400              288
                                                                       ------           -------          -------

         NET EARNINGS                                                 $   872           $   947          $   739
                                                                       ======            ======           ======

         EARNINGS PER SHARE
           Basic                                                        $1.02             $1.07             $.80
                                                                         ====              ====              ===

           Diluted                                                       $.97             $1.03             $.79
                                                                         ====              ====              ===

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 For the year ended June 30, 2003, 2002 and 2001
                                 (In thousands)

                                                                                  2003         2002         2001
Net earnings                                                                   $   872      $   947       $  739

Other comprehensive income (loss), net of tax:
  Cumulative effect of transfer of securities from held to maturity
    to available for sale, net of tax of $90 for the year ended June 30, 2001       --           --         (174)
  Unrealized holding gains on securities during the period, net of taxes
    of $160, $139 and $273 in 2003, 2002 and 2001, respectively                    311          270          529
  Reclassification adjustment for realized gains included in
    earnings, net of tax of $1 for the year ended June 30, 2001                     --           --           (2)
                                                                                 -----        -----      -------

Comprehensive income                                                            $1,183       $1,217       $1,092
                                                                                 =====        =====        =====

Accumulated comprehensive income                                               $   666      $   355      $    85
                                                                                ======       ======       ======

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 2003, 2002 and 2001
                        (In thousands, except share data)

                                                                                                                  UNREALIZED
                                                                                                                 GAINS (LOSSES)
                                                                                            SHARES               ON SECURITIES
                                                               ADDITIONAL                  ACQUIRED               DESIGNATED
                                                      COMMON     PAID-IN     RETAINED      BY STOCK     TREASURY  AS AVAILABLE
                                                       STOCK     CAPITAL     EARNINGS    BENEFIT PLANS   STOCK     FOR SALE    TOTAL

Balance at July 1, 2000                            $     14   $  9,320    $  8,754    $   (798)   $ (4,039)   $   (268)   $ 12,983

Purchase of treasury stock                                -          -           -           -      (1,260)          -      (1,260)
Amortization expense of stock benefit plans               -        (50)          -         243           -           -         193
Net earnings for the year ended June 30, 2001             -          -         739           -           -           -         739
Cash dividends of $.55 per share                          -          -        (507)          -           -           -        (507)
Issuance of shares under stock option plan                -         (6)          -           -          45           -          39
Transfer of securities to available for
 sale classification                                      -          -           -           -           -        (174)       (174)
Unrealized gains on securities designated as
  available for sale, net of related tax effects          -          -           -           -           -         527         527
                                                   --------   --------    --------    --------    --------    --------    --------

Balance at June 30, 2001                                 14      9,264       8,986        (555)     (5,254)         85      12,540

Purchase of treasury stock                                -          -           -           -        (190)          -        (190)
Amortization expense of stock benefit plans               -         37           -          93           -           -         130
Net earnings for the year ended June 30, 2002             -          -         947           -           -           -         947
Cash dividends of $.62 per share                          -          -        (547)          -           -           -        (547)
Unrealized gains on securities designated as
  available for sale, net of related tax effects          -          -           -           -           -         270         270
                                                   --------   --------    --------    --------    --------    --------    --------

Balance at June 30, 2002                                 14      9,301       9,386        (462)     (5,444)        355      13,150

Purchase of treasury stock                                -          -           -           -        (832)          -        (832)
Amortization expense of stock benefit plans               -         57           -          92           -           -         149
Net earnings for the year ended June 30, 2003             -          -         872           -           -           -         872
Cash dividends of $.64 per share                          -          -        (547)          -           -           -        (547)
Issuance of shares under stock option plan                -        (28)          -           -         164           -         136
Unrealized gains on securities designated as
  available for sale, net of related tax effects          -          -           -           -           -         311         311
                                                   --------   --------    --------    --------    --------    --------    --------
Balance at June 30, 2003                           $     14   $  9,330    $  9,711    $   (370)   $ (6,112)   $    666    $ 13,239
                                                   ========   ========    ========    ========    ========    ========    ========

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the year ended June 30, 2003, 2002 and 2001
                                 (In thousands)


                                                                              2003           2002           2001
Cash flows from operating activities:
  Net earnings for the year                                              $     872      $     947       $    739
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                         139            (11)           (19)
    Amortization of deferred loan origination fees                             (23)           (23)           (23)
    Depreciation and amortization                                               72             71             79
    Provision for (recoveries of) losses on loans                              (50)            39             39
    Amortization of expense related to stock benefit plans                     149            130            193
    Gain on investment securities transactions                                  --             --             (3)
    Gain on sale of real estate acquired through foreclosure                    (5)            --             --
    Federal Home Loan Bank stock dividends                                     (48)           (78)           (98)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                               15            (20)           (40)
      Prepaid expenses and other assets                                        (29)            (5)           439
      Accrued interest payable                                                 (78)            (2)            11
      Other liabilities                                                         61            (11)          (430)
      Federal income taxes
        Current                                                                (91)            12             79
        Deferred                                                              (110)            61             52
                                                                         ---------      ---------        -------
         Net cash provided by operating activities                             874          1,110          1,018

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as available for sale       (10,853)        (6,547)        (1,000)
  Proceeds from maturity of investment securities                            6,525          3,776          2,216
  Purchase of mortgage-backed securities designated as available
   for sale                                                                 (4,153)       (12,545)        (2,010)
  Principal repayments on mortgage-backed securities                        11,180          5,241          2,178
  Purchase of loans                                                             --         (2,207)        (3,139)
  Loan principal repayments                                                 14,706         17,825         11,850
  Loan disbursements                                                        (9,210)        (9,314)        (9,527)
  Purchase of office premises and equipment                                   (203)          (171)           (13)
  Proceeds from redemption of Federal Home Loan Bank stock                     800             --             --
  Proceeds from sale of real estate acquired through foreclosure                50             --             --
                                                                         ---------        -------        -------
         Net cash provided by (used in) investing activities                 8,842         (3,942)           555
                                                                           -------        -------        -------

         Net cash provided by (used in) operating and investing
           activities (subtotal carried forward)                             9,716         (2,832)         1,573
                                                                           -------        -------        -------

                          KENTUCKY FIRST BANCORP, INC.

                 For the year ended June 30, 2003, 2002 and 2001


                                                                                    2003            2002          2001
         Net cash provided by (used in) operating and investing
           activities (subtotal brought forward)                                  $9,716         $(2,832)      $ 1,573

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposits                                             (1,156)          1,689          (854)
  Proceeds from Federal Home Loan Bank advances                                    2,500           3,200         7,500
  Repayment of Federal Home Loan Bank advances                                    (6,618)           (217)       (5,516)
  Proceeds from note payable                                                          --              --           100
  Repayment of note payable                                                           --              --          (100)
  Purchase of treasury stock                                                        (832)           (190)       (1,260)
  Proceeds from issuance of shares under stock option plan                           136              --            39
  Dividends on common stock                                                         (547)           (547)         (507)
                                                                                  ------          ------        ------
         Net cash provided by (used in) financing activities                      (6,517)          3,935          (598)
                                                                                  ------          ------        ------

Net increase in cash and cash equivalents                                          3,199           1,103           975

Cash and cash equivalents at beginning of year                                     3,679           2,576         1,601
                                                                                  ------          ------        ------

Cash and cash equivalents at end of year                                          $6,878         $ 3,679       $ 2,576
                                                                                  ======          ======        ======


Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Federal income taxes                                                      $  607         $   327       $   240
                                                                                  ======          ======        ======

    Interest on deposits and borrowings                                           $1,826         $ 2,392       $ 2,751
                                                                                  ======          ======        ======

Supplemental disclosure of noncash investing activities:
  Transfer of investment and mortgage-backed securities to an
    available for sale classification                                             $   --         $    --       $10,310
                                                                                  ======          ======        ======

  Transfer from loans to real estate acquired through foreclosure                 $   --         $    45       $    --
                                                                                  ======          ======        ======

  Unrealized gains on securities designated as available
    for sale, net of related tax effects                                          $  311         $   270       $   529
                                                                                  ======          ======        ======

The accompanying notes are an integral part of these statements.

                          KENTUCKY FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Kentucky First Bancorp, Inc. (the "Company") is a savings and loan holding company whose activities are primarily limited to holding the common stock of First Federal Savings Bank (the "Savings Bank"). The Savings Bank conducts a general banking business in central Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

     The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

     1. Principles of Consolidation
        ---------------------------

     The consolidated  financial  statements include the accounts of the Company
     and  the  Savings  Bank.   All   significant   intercompany   balances  and
     transactions have been eliminated.

     2. Investment Securities and Mortgage-Backed Securities
        ----------------------------------------------------

     The Company accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with the resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. During fiscal 2001, management elected to transfer all investment and mortgage-backed securities from the held-to-maturity portfolio to an available for sale classification, in conjunction with the adoption of SFAS No. 133. Securities transferred totaled $10.3 million, resulting in the recognition of a net unrealized loss upon transfer of $174,000.

     Realized gains and losses on sales of securities are recognized using the specific identification method.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


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

     4. Loan Origination Fees
        ---------------------

     The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

     5. Allowance for Loan Losses
        -------------------------

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

     The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     5. Allowance for Loan Losses (continued)
        -------------------------

     A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

     It is the Savings Bank's general policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

     The Savings Bank had no impaired loans at June 30, 2003 and 2002. The Savings Bank had one impaired loan totaling $306,000 at June 30, 2001. The allowance for losses specifically related to this account amounted to $200,000 at June 30, 2001. During the fiscal year ended June 30, 2002, the loan was written down to the market value of the underlying collateral through a charge-off to the allowance for loan losses, and was subsequently deeded to the Savings Bank in lieu of foreclosure. During fiscal 2003 the property was sold resulting in a gain of $5,000.

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

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     8. Federal Income Taxes
        --------------------

     The Company accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

     The Company's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation and certain components of benefit plans. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

     9. Benefit Plans
        -------------

     The Company provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21 through the Kentucky First Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"). Expense recognized related to the ESOP totaled approximately $180,000, $149,000 and $129,000 for the fiscal years ended June 30, 2003,
     2002 and 2001, respectively.

     Additionally, the Company had the Kentucky First Bancorp, Inc. Management Recognition Plan ("MRP"). The MRP purchased 55,545 shares of the Company's common stock in the open market. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank in fiscal 1996. The MRP provided that common stock awarded under the MRP vested ratably over a five year period. A provision of $101,000 related to the MRP was charged to expense for the fiscal year ended June 30, 2001. At June 30, 2001, all allocated shares had been distributed. As a result, no expense provision was necessary for fiscal 2003 or 2002.

     10. Earnings Per Share
         ------------------

     Basic earnings per share for the years ended June 30, 2003, 2002 and 2001, is computed based upon the weighted-average shares outstanding during the period less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding gives effect to 36,651, 45,810 and 56,229 unallocated ESOP shares for the years ended June 30, 2003, 2002 and 2001, respectively.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     10. Earnings Per Share (continued)
         ------------------

     Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. The computations are as follows:

                                                                     2003             2002              2001
    Weighted-average common shares
      outstanding (basic)                                           850,787           885,152          926,955
    Dilutive effect of  assumed exercise
      of stock options                                               51,123            35,800           13,394
                                                                    -------           -------          -------
    Weighted-average common shares
      outstanding (diluted)                                         901,910           920,952          940,349
                                                                    =======           =======          =======

     11. Stock Option Plan
         -----------------

     In fiscal 1996 the Board of Directors adopted the Kentucky First Bancorp, Inc. Stock Option and Incentive Plan (the "Plan") which provided for the issuance of 173,579 shares (adjusted for the fiscal 1997 return of capital distribution) of authorized, but unissued shares of common stock at fair value at the date of grant. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the grant.

     The  Company  accounts  for the  Plan in  accordance  with  SFAS  No.  123,
     "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Company's consolidated net earnings and earnings per share for the fiscal years ended June 30, 2003, 2002 and 2001, would have been recorded as the pro forma amounts indicated below:

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     11. Stock Option Plan (continued)
         -----------------

                                                                                  2003         2002         2001
    Net earnings (In thousands)                           As reported             $872         $947         $739
                                 Stock-based compensation, net of tax               (2)          --          (27)
                                                                                  ----         ----         ----

                                                            Pro-forma             $870         $947         $712
                                                                                  ====         ====         ====

    Earnings per share
      Basic                                               As reported            $1.02        $1.07         $.80
                                 Stock-based compensation, net of tax               --           --         (.03)
                                                                                  ----         ----         ----

                                                            Pro-forma            $1.02        $1.07         $.77
                                                                                  ====         ====         ====

      Diluted                                             As reported             $.97        $1.03         $.79
                                 Stock-based compensation, net of tax             (.01)          --         (.03)
                                                                                  ----         ----         ----

                                                            Pro-forma             $.96        $1.03         $.76
                                                                                  ====         ====         ====


     The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 2003 and 2002: dividend yield of 3.5%, expected volatility of 20.0%, a risk-free interest rate of 2.0% and an expected life of ten years.

     A summary of the status of the Company's stock option plan as of June 30, 2003, 2002 and 2001, and changes during the periods ending on those dates is presented below:

                                                    2003                    2002                     2001
                                                         WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                          AVERAGE                 AVERAGE                 AVERAGE
                                                         EXERCISE                EXERCISE                EXERCISE
                                               SHARES      PRICE       SHARES      PRICE       SHARES      PRICE

    Outstanding at beginning of year          142,183  $  9.7767      140,447  $  9.7375      144,282    $9.7375
    Granted                                     1,389    17.0000        1,736    12.9500           --         --
    Exercised                                 (13,886)    9.7375           --         --       (3,835)    9.7375
    Forfeited                                      --         --           --         --           --         --
                                              -------   --------      -------   --------      -------     ------

    Outstanding at end of year                129,686  $  9.8583      142,183  $  9.7767      140,447    $9.7375
                                              =======   ========      =======   ========      =======     ======

    Options exercisable at year-end           128,297  $  9.8248      140,447  $  9.7375      140,447    $9.7375
                                              =======   ========      =======   ========      =======     ======

    Weighted-average fair value of options
      granted during the year                              $2.33                   $1.78                     N/A
                                                            ====                    ====                     ===

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     11. Stock Option Plan (continued)
         -----------------

     The following information applies to options outstanding at June 30, 2003:

    Number outstanding                                                 128,297
    Range of exercise prices                                  $9.7375-$12.9500
    Number outstanding                                                   1,389
    Range of exercise prices                                          $17.0000
    Weighted-average exercise price                                    $9.8583
    Weighted-average remaining contractual life                      2.9 years

     12. Investment in Subsidiary
         ------------------------

     The Savings Bank has a wholly-owned subsidiary, Cynthiana Service Corporation, which was incorporated for the sole purpose of owning stock in the Savings Bank's data processor. The subsidiary's assets at June 30, 2003 and 2002 are limited to a $15,000 investment in such stock. As a result, the subsidiary has not been consolidated based on materiality.

     13. Fair Value of Financial Instruments
         -----------------------------------

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

     The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2003 and 2002:

               CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

               INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investments and mortgage-backed securities, fair value is deemed to equal the quoted market price.

               LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     13. Fair Value of Financial Instruments (continued)
         -----------------------------------

               FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

               DEPOSITS: The fair value of NOW accounts, passbook accounts and money market deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

               ADVANCES  FROM  FEDERAL  HOME LOAN BANK:  The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

               COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 2003 and 2002 was not material.

     Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments at June 30 are as follows:

                                                                     2003                            2002
                                                        CARRYING            FAIR         CARRYING           FAIR
                                                           VALUE           VALUE            VALUE          VALUE
                                                                               (In thousands)
    Financial assets
      Cash and cash equivalents                         $  6,878        $  6,878         $  3,679       $  3,679
      Investment securities                               15,655          15,655           11,105         11,105
      Mortgage-backed securities                          15,287          15,287           22,204         22,204
      Loans receivable                                    33,932          35,253           39,355         40,222
      Federal Home Loan Bank stock                           725             725            1,477          1,477
                                                         -------         -------          -------        -------

         Total financial assets                          $72,477         $73,798          $77,820        $78,687
                                                          ======          ======           ======         ======

    Financial liabilities
      Deposits                                           $52,963         $53,203          $54,119        $54,417
      Advances from the Federal Home Loan Bank             7,676           7,861           11,794         11,738
                                                         -------         -------          -------        -------

         Total financial liabilities                     $60,639         $61,064          $65,913        $66,155
                                                          ======          ======           ======         ======

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     14. Advertising
         -----------

     Advertising costs are expensed when incurred. The Company's advertising expense totaled $26,000, $26,000 and $25,000 for the fiscal years ended June 30, 2003, 2002 and 2001, respectively.

     15. Cash and Cash Equivalents
         -------------------------

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits due from other financial institutions with original maturities of less than ninety days.

     16. Effects of Recent Accounting Pronouncements
         -------------------------------------------

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective July 1, 2002, without material effect on the Company's financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Company's financial condition or results of operations.

     In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     16. Effects of Recent Accounting Pronouncements (continued)
         -------------------------------------------

     SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

     The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

     Management adopted SFAS No. 147 effective October 1, 2002, without material effect on the Company's financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial
     statements  for  interim   periods   beginning  after  December  15,  2002.
     Management  adopted the  disclosure  provisions  of SFAS No. 148  effective
     March 31, 2002, without material effect on the Company's financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company has no variable interest entities. Management does not expect FIN 46 to have a material effect on the Company's financial statements.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     16. Effects of Recent Accounting Pronouncements (continued)
         -------------------------------------------

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

     The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

     Management does not expect SFAS No. 149 to have a material effect on the Company's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Company). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management does not expect SFAS No. 150 to have a material effect on the Company's financial statements.

     17. Reclassifications
         -----------------

     Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities designated as available for sale at June 30, 2003 and 2002, are summarized as follows:

                                                                               JUNE 30, 2003
                                                                            GROSS           GROSS      ESTIMATED
                                                       AMORTIZED       UNREALIZED      UNREALIZED           FAIR
                                                            COST            GAINS          LOSSES          VALUE
                                                                               (In thousands)
    U.S. Government agency obligations:
      Due in three years or less                         $11,065             $238          $   (4)       $11,299
      Due after three years through five years               988              107              --          1,095

    Municipal obligations:
      Due in three years or less                           1,423               56              --          1,479
      Due after three years through five years               559               53              --            612
      Due after five years                                 1,100               70              --          1,170
                                                         -------             ----           -----        -------

         Total investment securities                     $15,135             $524          $   (4)       $15,655
                                                          ======              ===           =====         ======

                                                                               JUNE 30, 2002
                                                                            GROSS           GROSS      ESTIMATED
                                                       AMORTIZED       UNREALIZED      UNREALIZED           FAIR
                                                            COST            GAINS          LOSSES          VALUE
                                                                               (In thousands)
    U.S. Government agency obligations:
      Due in three years or less                        $  7,060            $  97           $ (14)      $  7,143
      Due after three years through five years               985               36              --          1,021

    Municipal obligations:
      Due in three years or less                           1,417               54              --          1,471
      Due after three years through five years               321               17              --            338
      Due after five years                                 1,085               47              --          1,132
                                                         -------             ----            ----        -------

         Total investment securities                     $10,868             $251           $ (14)       $11,105
                                                          ======              ===            ====         ======

    At June 30, 2003, investment securities totaling $2.9 million were pledged to secure public deposits.

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at June 30, 2003 and 2002 are summarized as follows:

                                                                                 JUNE 30, 2003
                                                                             GROSS            GROSS    ESTIMATED
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                            COST             GAINS           LOSSES        VALUE
    AVAILABLE FOR SALE:                                                         (In thousands)
      Federal Home Loan Mortgage
        Corporation participation certificates            $1,669             $  59          $    --     $  1,728
      Government National Mortgage
        Association participation certificates               872                44               --          916
      Federal National Mortgage Association
        participation certificates                        12,258               394               (9)      12,643
                                                          ------              ----            -----       ------

         Total mortgage-backed securities                $14,799              $497           $   (9)     $15,287
                                                          ======               ===            =====       ======


                                                                                 JUNE 30, 2002
                                                                             GROSS            GROSS    ESTIMATED
                                                       AMORTIZED        UNREALIZED       UNREALIZED         FAIR
                                                            COST             GAINS           LOSSES        VALUE
    AVAILABLE FOR SALE:                                                         (In thousands)
      Federal Home Loan Mortgage
        Corporation participation certificates          $  5,496             $  73            $  --     $  5,569
      Government National Mortgage
        Association participation certificates             1,494                37               --        1,531
      Federal National Mortgage Association
        participation certificates                        14,913               191               --       15,104
                                                          ------               ---             ----       ------

         Total mortgage-backed securities                $21,903              $301            $  --      $22,204
                                                          ======               ===             ====       ======

     The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                             JUNE 30,
                                                                     2003               2002
                                                                          (In thousands)
    Due within three years                                   $         3        $         6
    Due in three to five years                                        --                481
    Due in five to ten years                                       4,063                 --
    Due in ten to twenty years                                     8,104             14,668
    Due after twenty years                                         2,629              6,748
                                                                 -------            -------

                                                                 $14,799            $21,903
                                                                  ======             ======


                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at June 30 is as follows:

                                                                                      2003                2002
                                                                                          (In thousands)
    Residential real estate
      One-to-four family                                                           $20,989             $23,934
      Multi-family                                                                   2,671               2,712
      Construction                                                                     196                 488
    Nonresidential real estate and land                                              7,554               9,440
    Consumer                                                                         1,663               1,658
    Commercial                                                                       1,312               1,566
                                                                                   -------             -------
                                                                                    34,385              39,798
    Less:
      Undisbursed portion of loans in process                                           89                 154
      Deferred loan origination fees                                                    24                  47
      Unearned discount                                                                 --                   1
      Allowance for loan losses                                                        340                 241
                                                                                  --------            --------

                                                                                   $33,932             $39,355
                                                                                  ========            ========

     The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $23.8 million, or 70%, of the total loan portfolio at June
     30, 2003, and $27.0 million, or 69%, of the total loan portfolio at June 30, 2002. Generally, such loans have been underwritten on the basis of no more than an 85% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.


NOTE D - ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                            2003           2002           2001
                                                                                   (In thousands)

    Balance at beginning of year                                            $241           $480           $443
    Provision for (recoveries of) losses on loans                            (50)            39             39
    Net recoveries (charge-offs)                                             149           (278)            (2)
                                                                            ----           ----           ----

    Balance at end of year                                                  $340           $241           $480
                                                                            ====           ====           ====

                          KENTUCKY FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE D - ALLOWANCE FOR LOAN LOSSES (continued)

     As of June 30, 2003, the Savings Bank's allowance for loan losses was solely general in nature, and was includible as a component of regulatory risk-based capital, subject to certain percentage limitations. The fiscal 2002 charge-off related to a loan defined as impaired at June 30, 2001. The loan was charged-off to the extent of the market value of its underlying collateral in fiscal 2002. The net recoveries in fiscal 2003 relate to the subsequent recovery of this charge-off.

     Nonperforming and nonaccrual loans totaled approximately $146,000, $51,000 and $286,000 at June 30, 2003, 2002 and 2001, respectively.

     During the years ended June 30, 2003, 2002 and 2001, interest income of approximately $1,000, $17,000 and $29,000, respectively, would have been recognized had nonperforming loans been performing in accordance with contractual terms.


NOTE E - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment at June 30 are comprised of the following:

                                                                                      2003                2002
                                                                                           (In thousands)

    Land                                                                           $   466             $   448
    Office buildings and improvements                                                1,173               1,053
    Furniture, fixtures and equipment                                                  480                 415
                                                                                    ------              ------
                                                                                     2,119               1,916
      Less accumulated depreciation and
        amortization                                                                   751                 679
                                                                                    ------              ------

                                                                                    $1,368              $1,237
                                                                                    ======              ======

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE

                                                                                  2003                  2002
                                                                                           (In thousands)
NOW accounts
  2003 - 0.47%                                                                   $10,334
  2002 - 0.85%                                                                                         $10,422
Passbook
  2003 - 1.10%                                                                     6,523
  2002 - 1.75%                                                                                           6,152
Money market deposit accounts
  2003 - 1.23%                                                                     2,897
  2002 - 2.05%                                                                                           2,758
                                                                                 -------               -------
Total demand, transaction and
  passbook deposits                                                               19,754                19,332

Certificates of deposit
  Original maturities of:
    Less than 12 months
      2003 - 2.02%                                                                 9,142
      2002 - 3.04%                                                                                      14,674
    12 months to 24 months
      2003 - 2.48%                                                                16,364
      2002 - 3.69%                                                                                      10,476
    30 months to 36 months
      2003 - 3.89%                                                                 1,256
      2002 - 5.01%                                                                                       1,660
    More than 36 months
      2003 - 4.91%                                                                 1,831
      2002 - 5.49%                                                                                       2,979
  Individual retirement accounts
      2003 - 3.02%                                                                 4,616
      2002 - 4.31%                                                                                       4,998
                                                                                 -------               -------
Total certificates of deposit                                                     33,209                34,787
                                                                                 -------               -------

Total deposit accounts                                                           $52,963               $54,119
                                                                                 =======               =======

At June 30, 2003 and 2002, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling $2.8 million and $3.0 million, respectively.

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE F - DEPOSITS (continued)

    Interest expense on deposits for the year ended June 30 is summarized as follows:

                                                                            2003           2002           2001
                                                                                     (In thousands)
    NOW, passbook and money market deposit
      accounts                                                           $   213        $   282        $   337
    Certificates of deposit                                                1,095          1,620          1,955
                                                                           -----          -----          -----

                                                                          $1,308         $1,902         $2,292
                                                                           =====          =====          =====

    Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                                                                           2003           2002
                                                                                              (In thousands)

    Less than one year                                                                  $26,605        $29,880
    One to three years                                                                    5,537          4,033
    Over three years                                                                      1,067            874
                                                                                        -------       --------

                                                                                        $33,209        $34,787
                                                                                        =======        =======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank, collateralized at June 30, 2003 by pledges of certain residential mortgage loans totaling $8.2 million, certain securities totaling $1.1 million and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                            MATURING
                                            YEAR ENDING                                        JUNE 30,
    INTEREST RATE                           JUNE 30,                                  2003                2002
                                                                                       (Dollars in thousands)
    5.91%                                   2003                                    $   --            $  1,000
    3.78% - 6.56%                           2004                                     2,000               2,000
    4.04% - 4.23%                           2005                                     2,000               2,000
    1.89%                                   2006                                        --               3,100
    5.64%                                   2010                                     3,000               3,000
    4.00%                                   2025                                       275                 283
    4.00%                                   2026                                        90                  93
    3.00%                                   2030                                       311                 318
                                                                                    ------             -------

                                                                                    $7,676             $11,794
                                                                                    ======             =======

           Weighted-average interest rate                                             4.94%              4.22%
                                                                                      ====               ====

A $15.0 million cash management line of credit at the Federal Home Loan Bank is also available to the Company. No advances from the line had been made at June 30, 2003.

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE H - FEDERAL INCOME TAXES

     Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the year ended June 30 as follows:

                                                                            2003           2002           2001
                                                                                     (In thousands)
    Federal income taxes computed at
      statutory rate                                                        $424           $458           $349
    Decrease in taxes resulting from
      municipal interest income                                              (48)           (58)           (61)
                                                                            ----           ----           ----
    Federal income tax provision per consolidated
      statements of earnings                                                $376           $400           $288
                                                                            ====           ====           ====

    The composition of the Company's net deferred tax liability at June 30 is as follows:

                                                                                           2003           2002
                                                                                               (In thousands)
     Taxes (payable) refundable on temporary
     differences at estimated corporate tax rate:
       Deferred tax assets:
         Allowance for loan losses                                                        $ 115         $   82
         Deferred compensation                                                              108            105
         Retirement plans                                                                    29             29
                                                                                          -----          -----
           Total deferred tax assets                                                        252            216

       Deferred tax liabilities:
         Book/tax depreciation                                                              (36)           (16)
         Federal Home Loan Bank stock dividends                                            (102)          (187)
         Deferred loan origination costs                                                    (62)           (70)
         Employee stock ownership plan                                                      (29)           (29)
         Unrealized gains on securities designated as
           available for sale                                                              (342)          (183)
                                                                                           ----           ----
           Total deferred tax liabilities                                                  (571)          (485)
                                                                                           ----           ----

           Net deferred tax liability                                                     $(319)         $(269)
                                                                                           ====           ====

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE H - FEDERAL INCOME TAXES (continued)

     Prior to 1997, the Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2003 include approximately $1.6 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $520,000 at June 30, 2003.


NOTE I - LOAN COMMITMENTS

     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

     The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The  Savings  Bank uses the same  credit  policies  in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

     At June 30, 2003, the Savings Bank had outstanding commitments of approximately $188,000 to originate loans. In the opinion of management such loan commitments equaled or exceeded prevailing market interest rates as of June 30, 2003, and will be funded from normal cash flow from operations.


NOTE J - RELATED PARTY TRANSACTIONS

     In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. In the opinion of management, such loans are consistent with sound lending practices and are within applicable regulatory lending limitations. The aggregate dollar amount of loans outstanding to directors and executive officers totaled approximately $144,000 and $139,000 at June 30, 2003 and 2002, respectively.

     During the fiscal year ended June 30, 2002, the Company purchased 5,137 shares directly from a director of the Company in conjunction with its share repurchase program. The shares were purchased at $12.75 per share, the closing market quote prior to the purchase of the shares.

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE K - REGULATORY CAPITAL

     The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

     During fiscal 2002, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following tables. As of June 30, 2003 and 2002, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                AS OF JUNE 30, 2003
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------           -----------------          ------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $11,849    16.2%         >$1,100     >1.5%           >$3,665      >  5.0%
                                                                 -           -               -            -

    Core capital                        $11,849    16.2%         >$2,932     >4.0%           >$4,398      >  6.0%
                                                                 -           -               -            -

    Risk-based capital                  $12,189    36.0%         >$2,710     >8.0%           >$3,387      > 10.0%
                                                                 -           -               -            -

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE K - REGULATORY CAPITAL (continued)

                                                                AS OF JUNE 30, 2002
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                        ----------------         --------------------         ------------------
                                        AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $12,129    15.3%          >$1,186     >1.5%           >$3,953     > 5.0%
                                                                  -           -               -           -

    Core capital                        $12,129    15.3%          >$3,162     >4.0%           >$4,744     > 6.0%
                                                                  -           -               -           -

    Risk-based capital                  $12,370    32.1%          >$3,082     >8.0%           >$3,852     >10.0%
                                                                  -           -               -           -

     The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST BANCORP, INC.

     The following condensed financial statements summarize the financial position of Kentucky First Bancorp, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years ended June 30, 2003, 2002 and 2001.

                          KENTUCKY FIRST BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2003 and 2002
                                 (In thousands)

         ASSETS                                                                       2003                  2002
    Deposits in First Federal Savings Bank                                         $   161               $   113
    Interest-bearing deposits in other financial institutions                          110                    67
    Loan receivable from ESOP                                                          370                   462
    Investment in First Federal Savings Bank                                        12,514                12,484
    Prepaid expenses and other assets                                                   47                     8
    Prepaid federal income taxes                                                        43                    19
                                                                                    ------                ------

         Total assets                                                              $13,245               $13,153
                                                                                    ======                ======

         LIABILITIES AND SHAREHOLDERS' EQUITY

    Liabilities
      Accounts payable and other liabilities                                       $     6               $     3

    Shareholders' equity
      Common stock and additional paid-in capital                                    9,344                 9,315
      Retained earnings                                                              9,711                 9,386
      Less treasury stock                                                           (6,112)               (5,444)
      Less shares acquired by employee stock ownership plan                           (370)                 (462)
      Unrealized gains on securities designated as available for sale,
        net of related tax effects                                                     666                   355
                                                                                    ------                ------
          Total shareholders' equity                                                13,239                13,150
                                                                                    ------                ------

          Total liabilities and shareholders' equity                               $13,245               $13,153
                                                                                    ======                ======

                          KENTUCKY FIRST BANCORP, INC.
                             STATEMENTS OF EARNINGS
                    Years ended June 30, 2003, 2002 and 2001
                                 (In thousands)
                                                                              2003           2002           2001
    Revenue
      Interest income                                                       $    5       $     19        $    43
      Equity in earnings of First Federal Savings Bank                         919            983            754
                                                                              ----         ------          -----
          Total revenue                                                        924          1,002            797

    General, administrative and other expense                                   76             74             66
                                                                              ----         ------          -----

    Earnings before income tax credits                                         848            928            731

    Federal income tax credits                                                 (24)           (19)            (8)
                                                                              ----         ------          -----

          NET EARNINGS                                                      $  872       $    947         $  739
                                                                              ====         ======          =====

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001


NOTE L - CONDENSED FINANCIAL STATEMENTS OF KENTUCKY FIRST BANCORP, INC. (continued)

                          KENTUCKY FIRST BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                     Year ended June 30, 2003, 2002 and 2001
                                 (In thousands)

                                                                         2003       2002      2001
Cash provided by (used in) operating activities:
  Net earnings for the year                                            $   872    $   947    $   739
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Distributions from consolidated subsidiary in excess of earnings       430         --      1,245
    Undistributed earning of consolidated subsidiary                        --       (482)        --
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                                    (39)        (5)        --
      Prepaid federal income taxes                                         (24)        (9)        25
      Accounts payable and other liabilities                                 3         (5)         2
                                                                       -------    -------    -------
        Net cash provided by operating activities                        1,242        446      2,011

Cash flows provided by investing activities:
  Proceeds from repayment of loan                                           92         93         93

Cash flows provided by (used in) financing activities:
  Proceeds from note payable                                                --         --        100
  Repayment of note payable                                                 --         --       (100)
  Dividends on common stock                                               (547)      (547)      (507)
  Proceeds from exercise of stock options                                  136         --         39
  Purchase of treasury stock                                              (832)      (190)    (1,260)
                                                                       -------    -------    -------
        Net cash used in financing activities                           (1,243)      (737)    (1,728)
                                                                       -------    -------    -------

Net increase (decrease) in cash and cash equivalents                        91       (198)       376

Cash and cash equivalents at beginning of year                             180        378          2
                                                                       -------    -------    -------

Cash and cash equivalents at end of year                               $   271    $   180    $   378
                                                                       =======    =======    =======

     The Savings Bank is subject to regulations imposed by the Office of Thrift Supervision ("OTS") regarding the amount of capital distributions payable by the Savings Bank to the Company. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. In July 2002, the Savings Bank received OTS approval to make $1.5 million in

                          KENTUCKY FIRST BANCORP, INC.

                          JUNE 30, 2003, 2002 AND 2001

     capital distributions to the Company within the twelve months thereafter. In fiscal 2003, the Savings Bank declared and paid distributions totaling $1,350,000 pursuant to such approval. The remaining $150,000 was declared and paid in July 2003


    NOTE M - AGREEMENT AND PLAN OF MERGER

     On July 8, 2003, the Company entered into an Agreement and Plan of Merger with Kentucky Bancshares, Inc., a Kentucky corporation (which was named Bourbon Bancshares, Inc. at the time of the signing of the Agreement). Pursuant to the Agreement, Kentucky Bancshares, Inc. will pay $23.25 cash per share for all of the outstanding shares of Kentucky First Bancorp, Inc.'s common stock. The agreement is subject to shareholder and regulatory approval and the transaction is expected to be completed in November 2003.

                               BOARD OF DIRECTORS

WILLIAM D. MORRIS                          MILTON G. REES                               JOHN SWINFORD
Chairman of the Board                      Retired                                      Attorney, Swinford & Sims,
of the Company and the Bank                                                             P.S.C.

BETTY J. LONG                              DIANE E. RITCHIE                             WILBUR H. WILSON
President and Chief Executive              Director                                     Retired
Officer of the Company and
the Bank                                   LUTHER O. BECKETT                            CHARLES S. BRUNKER
                                           Vice Chairman of the Board and               Director
                                           of the Company and the Bank


                                          EXECUTIVE OFFICERS



WILLIAM D. MORRIS                          LUTHER O. BECKETT                            BETTY J. LONG
Chairman of the Board of the               Vice Chairman of the Board and               President and Chief Executive
Company and the Bank                       of the Company and the Bank                  Officer of the Company and the
                                                                                        Bank

RHONDA BROWN                               KEVIN R. TOLLE
Branch Manager                             Vice President and                           ROBBIE G. COX
Vice President of the Bank                 Secretary/Treasurer of the Bank              Vice President and
                                           and Vice President and                       Chief Financial Officer
                                           Secretary/Treasurer of the
                                           Company

                                        OFFICE LOCATIONS

MAIN OFFICE AND CORPORATE                                                               BRANCH OFFICE:
HEADQUARTERS:                                                                           106 Ladish Road
308 North Main Street                                                                   Cynthiana, Kentucky 41031-1210
Cynthiana, Kentucky 41031-1210
(859) 234-1440

                                                                                        STOCKHOLDER INQUIRIES AND
                                                                                        AVAILABILITY OF 10-KSB REPORT:
                                        GENERAL INFORMATION                             A COPY OF THE
INDEPENDENT AUDITORS:                                                                   COMPANY'S ANNUAL
Grant Thornton LLP                        ANNUAL MEETING:                               REPORT ON FORM 10-KSB
Suite 900                                 The Annual Meeting of                         FOR THE FISCAL YEAR
625 Eden Park Drive                       Stockholders will be held on                  ENDED JUNE 30, 2003 AS
Cincinnati, Ohio 45202                    October 23, 2003 at 5:15 p.m., at             FILED WITH THE
                                          First Federal Savings Bank                    SECURITIES AND
SPECIAL COUNSEL:                          308 North Main Street                         EXCHANGE COMMISSION
Stradley Ronon Stevens & Young            Cynthiana, Kentucky 41031-1210                WILL BE FURNISHED
LLP                                                                                     WITHOUT CHARGE TO
1220 19th Street, NW Suite 600            TRANSFER AGENT AND REGISTRAR                  STOCKHOLDERS AS OF
Washington, DC  20036                     Registrar and Transfer Company                THE RECORD DATE FOR
                                          10 Commerce Drive                             THE OCTOBER 23, 2003
                                          Cranford, New Jersey  07016                   ANNUAL MEETING UPON
                                                                                        WRITTEN REQUEST TO
                                                                                        INVESTOR RELATIONS,
                                                                                        KENTUCKY FIRST
                                                                                        BANCORP, INC., 308
                                                                                        NORTH MAIN STREET,
                                                                                        CYNTHIANA, KENTUCKY
                                                                                        41031-1210